Registration No. 333-129641

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM F-1/A-5
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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LOCATE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta, Canada (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification Number)

3124 Parsons Road
Edmonton, Alberta
Canada T6N 1L6
(Address of principal executive offices, including Postal Code)

Registrant's area code and telephone number: (780) 408-2569

Conrad C. Lysiak
Attorney and Counselor at Law
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Offering Price per Share [1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock without par value to be sold by the Company	500,000	$1.00	$500,000	$63.35

Common stock, without par value, to be sold by Selling Shareholders	11,322,463	$1.00	$11,322,463	$1,434.56

Total	11,822,463	$1.00	$11,822,463	$1,497.91

[1]     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LOCATE TECHNOLOGIES INC.
500,000 SHARES OF COMMON STOCK AND
11,322,463 SHARES BEING SOLD BY SELLING SHAREHOLDERS

This is an initial public offering of common shares of Locate Technologies Inc. 500,000 shares of common stock are being sold by us and 11,322,463 shares are being sold by Selling Shareholders.

Prior to this offering, there has been no public market for the common shares. We intend to seek a quotation of the Bulletin Board operated by the National Association of Securities, Inc. We do not have any arrangements with market makers to make a market in our common shares. The public offering price per share of our shares will be $1.00 during the duration of the this offering. The 11,322,463 will be sold at $1.00 per share until a market develops for our shares of common stock on the Bulletin Board operated by the National Association of Securities Dealers, Inc.

See "Risk Factors" beginning on page 7 to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Offering Price	Expenses	Proceeds after Expenses
Per share	$1.00	$0.15	$0.85
Shares offered by us	$500,000	$75,000	$425,000
Shares offered by Selling Shareholders	$11,322,463	$0	$11,322,463

Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, $500,000 all or nothing basis. We are offering 500,000 shares of common stock through Ken Smelquist, one of our officers and directors.

We intend to sell 500,000 common shares, and the selling shareholders identified in this prospectus intend to sell 11,322,463 at the initial public offering price. Locate Technologies will not receive any of the proceeds from the sale of the shares sold by the selling shareholders.

Prospectus dated _________________________, 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

The following summary highlights, should be read in conjunction with the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares, and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the "Risk Factors" section.

The phrase "fiscal year" refers to the twelve months ended December 31 of the relevant year. All references to "$" or "dollars" mean Canadian dollars, unless otherwise indicated. All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in the United States, unless otherwise indicated.

Locate Technologies Inc.

We were incorporated pursuant to the Alberta Business Corporations Act on May 30, 2000. We are in the business of providing proprietary wireless technology to various automatic meter reading (AMR) markets and are based in Edmonton, Alberta.

We have developed an automatic meter reading system that includes a proprietary system employing specialized hardware, firmware and software that will allow for residential and commercial applications. The Aspire Series product line is a snap-on wireless device which is compatible with nearly all meters currently on the market. The Aspire Series is designed for use by utility companies and energy service providers to assist in the real-time, comprehensive, low-cost remote reading of electric energy meters in residential and commercial & industrial structures and the transmission of that data on a frequent basis to a centralized location via a wireless connection where the data can be accessed immediately, archived and further used by utility companies and energy service providers for billing purposes, energy usage tracking, energy consumption management and power quality.

We have also developed a system for Static-to-Dynamic IP address resolution. An IP address is a numeric address that is given to a device connected to the Internet so that it can be connected to just as phone numbers are given to cell phones. For dynamic IP addresses the device is assigned an IP address by the Internet Service Provider (ISP) when the device goes online. This IP address might be the same number each time a user logs on (called a Static IP), or it might be an address that is newly assigned each time the user connects (called a Dynamic IP). If the user is contacting the device, a static IP is required. For example, the data collection software used by power utilities, need to know the current IP address of the device to make a connection. With Dynamically allocated IP address the data collection software does not know what IP the device has. The new digital networks with limited IP address work on a dynamic IP basis. A Static-to-Dynamic IP resolution system is required to contact the devices. Locate Technologies has resolved this situation by getting the remote device to check into a common server that the data collection software can also call into. When the data collection software call into this intermediate server the current dynamic IP for the device is used to connect the call. Static-to-Dynamic IP is a major problem that is facing digital networks that have industrial customers which have stationary " read" sites. A piece of equipment that has digital ID no longer has a "number" assigned, but rather is assigned a number only when connecting. The host or enterprise software needs to know that number is before it can contact the device. We have provided both industry and the networks a "fix" to this very immediate problem. DART (Dynamic Addressing Resolution Technology) is a proprietary process which provides an end-to-end communication solution for both the networks and the end user. DART is a method for bridging the Dynamic address to a static DART server address. It works like this: The device reports the assigned dynamic IP address when ever it changes via a packet to the DART server. The Host software only has to know the Static address of the DART server and at what port the device was assigned at time of deployment. When the host data collection software connects to the DART server at this port the data is forwarded to the Dynamic IP reported in. DART server can run on the same computer as the data collection software is running on.

Operations

We are selling our products. We generated revenues of $344,627 for the nine months ended September 30, 2006 and $624,258 for the comparable prior year ended. We generated revenues of $778,533 for the year ended December 31, 2005 and $474,167 for the year ended December 31, 2004 and $135,964 for the year ended December 31, 2003. We have had net losses of $257,097, 389,415 and 620,695 for the years ended December 31, 2005, 2004 and 2003 respectively. We expect the losses to continue in 2006. We have a working capital deficit of $694,120 and a stockholders' deficit $646,850 as at September 30, 2006. Our auditors have issued a going concern opinion which means that there is substantial doubt about our ability to continue in business.

Our officers and directors have represented to us that they will loan or advance additional capital to maintain our operations during the next twelve months.

Our officers and directors will each only spend 20 hours per week on our operations, however, we do have two full time employees.

We did not have to raise additional capital for operations in 2006. For the year ending 2007, we do not believe we need to raise additional capital to continue in business, but are seeking additional capital to expand our operations.

Corporate Information

We were incorporated under the laws of the Province of Alberta on May 30, 2000.

We have no subsidiary corporations.

Trademarks and Trade Names

DART, Dynamic Addressing Resolution Technology, is the only name which has been applied for as a trademark in Canada.. All other trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common shares offered

500,000 shares of our common stock, which will represent 4.23% of the total shares to be outstanding, and selling shareholders are selling an additional 11,322,463 shares which constitute 95.77% of the total shares outstanding after the offering.

Common shares to be outstanding after the offering	11,822,463 shares
Estimated initial public offering price	$1.00 per share.
Use of proceeds	The net proceeds to us from the offering, after deducting estimated expenses, are expected to be $425,000 and will be used:
	*	product development ($50,000)
	*	market development ($100,000)
	*	working capital ($275,000)

Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, $500,000 all or nothing basis. The offering price is $1.00 per share. Subject to receipt of $500,000, the funds received from subscribers will be used by us as set forth in the Use of Proceeds section of this prospectus. We may only use funds received in this offering if we are successful in selling 500,000 shares of our common stock at $1.00 per share to non-affiliates during the offering period.

Funds from this offering will be placed in a separate bank account at Canadian Western Bank 2142 99th Street, Edmonton, Alberta, Canada T6N 1L2. Its telephone number is (780) 988-8607. The funds will be maintained in the separate bank until we receive $500,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. If we have not sold the 500,000 shares and raised the $500,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise the $500,000 within the 270 day period referred to above. Any interest earned on funds you use to purchase the shares will be retained by us even if we return the funds to you. We reserve the right to terminate the offering at any time in our sole discretion. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 day period. Collected funds are deemed funds that have been paid by the drawee bank. Lorne Drever, one of our officers and directors will make the determination regarding whether the offering conditions are satisfied. There are no finders involved in our distribution.

Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors. Further, officers and directors will have the power to appropriate the $500,000 we raise. As such, they could withdraw and misappropriate the funds without your knowledge.

Injunction

In December, 2000, we sold securities in the province of New Brunswick in violation of the New Brunswick Securities Act. On March 31, 2004 we entered into a Consent Order whereby we agreed not violate the securities laws of New Brunswick. Further, we offered the right of rescission to each New Brunswick resident who purchased our securities. The consent order is binding on us, Lorne Drever, our CEO and a selling shareholder, and Tubtron Controls, a company controlled by Lorne Drever and Ken Smelquist, our vice president of technology and a director. No New Brunswick residents accepted our rescission offer and accordingly the New Brunswick residents are prohibited by law from seeking damages or the return of their investment from us. No further actions, discussions or communications are required at this time. We may offer and sell securities in New Brunswick, provided we comply with New Brunswick law.

Conflict of Interest

Concurrently with the sale of shares by our selling shareholders, we are offering 500,000 shares of common stock to the public at an offering price of $1.00 per share. The percentage of the total outstanding common stock being offered by the selling shareholders is 100.00%. Lorne Drever and Ken Smelquist, our officers and directors are listed as selling shareholders. They are selling 72.16% of our outstanding common stock. They have orally agreed not to sell their shares pursuant to this registration statement until we have completed the sale of our 500,000 shares of common stock. While Mr. Drever and Mr. Smelquist have agreed not to sell their shares until we have sold our 500,000 shares, the remaining selling shareholders have not agreed to so refrain from selling. The sale of shares by the selling shareholders may prevent us from selling our 500,000 shares of common stock and may prevent us from raising the $500,000. This conflict may have an adverse affect upon us in that we may not be able to raise our $500,000.

Risk factors

For a discussion of risks relating to this offering, see " Risk Factors."

Our common shares have not been qualified for sale in the Province of Alberta.

Summary Financial and Other Data

We derived the following summary financial and other data from more detailed information and financial statements and related notes appearing elsewhere in this prospectus. You should read the following information in conjunction with "Selected Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes which are included elsewhere in this prospectus. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States.

As of the Nine Months Ended 9-30-2006 (Unaudited)	As of Year Ended 12-31-2005 (Audited)	As of Year Ended 12-31-2004 (Audited)

Balance Sheet
Total Assets	$157,651	$205,732	$327,363
Total Liabilities	$804,501	$706,538	$571,072
Stockholders' Deficit	$(646,850)	$(500,806)	$(243,709)

Income Statement
Revenue	$344,627	$778,533	$474,167
Cost of Sales	$98,966	$223,031	$228,736
Gross Margin	$245,661	$555,502	$245,431
Total Operating Expenses	$353,681	$776,290	$614,301
Net Loss	$(146,044)	$(257,097)	$(389,415)

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to purchase our common shares. If any of the following risks occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares could decline, and you may lose all or part of the money you paid to purchase our common shares.

Risks associated with our company:

1. Our auditors have issued a going concern opinion. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

2. Because we have a limited operating history and have losses which we expect to continue into the future, there is no assurance our operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations. We were incorporated in May 30, 2000 and we have a limited operating history upon our which an evaluation of our future success or failure can be made. Our net loss since inception is $2,987,451. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* our ability to locate customers who will purchase our products
* our ability to generate revenues

Based upon current plans, we expect to incur operating losses during the next twelve months. This will happen because we believe our costs of operations will exceed the revenues for the twelve months following the completion of this offering. We cannot guarantee that we will generate sufficient revenues to operate profitably. Failure to generate sufficient revenues to operate profitably will cause us to cease operations and go out of business.

3. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting advertisers and result in a lack of revenues which will cause us to go out of business. Our officers and directors will only be devoting limited time to our operations. Lorne Drever, our president will be devoting approximately 20 hours per week to our operations; and, Ken Smelquist, our secretary and treasurer will be devoting 20 hours per week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. This activity is not conducive to operating a successful business and could result in an unwillingness of customers to transact business with us. As a result, we may not be able to generate sufficient revenues to stay in business.

4. We require additional funding since we expect a negative operating cash flow over the next 12 months. We expect to experience negative operating cash flow for the foreseeable future as a result of significant expenses until we generate self-sustaining revenues. We will spend money for ongoing product and market development. Accordingly, we will need to raise additional funds in the short-term in order to fund our business plan. We will need to raise the funds by offering and selling equity securities or convertible debt securities, which will cause the percentage of ownership of our shareholders to be reduced.

5. Future issuance of debt may contain contractual restrictions that may curtail implementation of our business plan. We do not have any contractual restrictions limiting our ability to incur debt. Any significant indebtedness, however, could restrict our ability to fully implement our business plan. If we are unable to repay the debt, we could be forced to cease operating.

6. We may not achieve the customer base necessary to become or remain profitable, which decreases the value of our stock. The automatic meter reading industry is highly competitive. Most of our competitors have significantly greater financial, technical, product development and marketing resources than us. Many of our competitors have substantial installed customer bases and the ability to fund significant production and marketing efforts. There can be no assurance that future competition will not have a material adverse effect on our results of operations, financial condition or business. For further discussion, see competition under the section of this prospectus entitled "Description of Business" below.

7. We may be unable to protect our intellectual property, trade secrets and know-how which may directly affect the amount of revenue we generate. We depend heavily on our intellectual property and we dependent on our ability to maintain the confidentiality of our technology. Although we intend to employ various methods to protect our intellectual property and trade secrets, there can be no assurance that we will be able to maintain the confidentiality of any of our proprietary technologies, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. As a result, our technology may be used by our competitors which will reduce our potential revenues.

8. Our licenses may not give us adequate protection which may adversely affect our revenues. The Aspire Series product line was invented by Ken Smelquist, our Vice President of Technology and is owned by Optimum Instruments Inc., an Alberta corporation owned and controlled by Mr. Smelquist. Optimum Instruments Inc. granted us an exclusive worldwide license to manufacture, develop, market and sublicense the product line in the world in consideration of 2,000,000 shares of common stock. The license expired on March 31, 2006 but has be renewed through March 31, 2009 for the same consideration. As a result, products using our technology could be sold by our competitors, thereby reducing our revenues.

Risks associated with this offering:

9. Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, or our officers and directors misappropriate the funds for their owne use, you will lose your investment. Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. Further, officers and directors will have the power to appropriate the $500,000 we raise. As such, they could withdraw the funds without your knowledge for their own use. If that happens, you will lose your investment and your funds will be used to pay creditors.

10. Because we are competing with our selling shareholders for purchasers of our shares of common stock, we may not be able to find buyers for the 500,000 shares we are offering. This could have an adverse affect on operations. Concurrently with the sale of shares by our selling shareholders, we are offering 500,000 shares of common stock to the public at an offering price of $1.00 per share. The percentage of the total outstanding common stock being offered by the selling shareholders is 100.00%. Lorne Drever and Ken Smelquist, our officers and directors are listed as selling shareholders. They have orally agreed not to sell their shares pursuant to this registration statement until we have completed the sale of our 500,000 shares of common stock. While Mr. Drever and Mr. Smelquist have agreed not to sell their shares until we have sold our 500,000 shares, the remaining selling shareholders have not agreed to so refrain from selling. The sale of shares by the selling shareholders may prevent us from selling our 500,000 shares of common stock and may prevent us from raising the $500,000. This conflict may have an adverse affect upon us in that we may not be able to raise our $500,000.

11. Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

12. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and may cause the price of the shares to decline. Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13. Our issuance of additional shares may have the effect of diluting the interest of shareholders; our common stock shareholders do not have preemptive rights. Any additional issuances of common stock by us from our authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. The securities issued to raise funds may have rights, preferences or privileges that are senior to those of the holders of our other securities, including our common stock. The board of directors has the power to issue such shares without shareholder approval. We fully intend to issue additional common shares in order to raise capital to fund our business operations and growth objectives.

14. Shareholders may have little control over decision making due to concentration of ownership in the hands of management and directors. Our officers and directors exercise control over 72.2% of our outstanding common stock. As a result, other investors in our common stock may not have much influence on corporate decision making. In addition, the concentration of control over our common stock in our officers and directors could prevent a change in control.

15. Limited liability of our executive officers and directors may discourage shareholders from bringing a lawsuit against them. Our memorandum and articles of incorporation contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage shareholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder's investment in our company may be adversely affected to the extent that we pay costs of settlement and damage awards against officers or directors pursuant to the indemnification provisions of the bylaw. The impact on a shareholder's investment in terms of the cost of defending a lawsuit may deter the shareholder from bringing suit against any of our officers or directors. We have been advised that the SEC takes the position that these article and bylaw provisions do not affect the liability of any director under applicable federal and state securities laws.

16. Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce any United States judgment for claims you may bring against us, our assets, our key personnel or the experts named in this prospectus. We have been organized under the laws of Canada. Many of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers and the experts named in this prospectus are residents of countries other than the United States. As a result, it may be impossible for you to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

17. Forward Looking Statements. This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates," "will," "believes," "plans," "expects," "future," "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, $500,000 all or nothing basis. The table below sets forth the use of proceeds if all of the shares in this offering are sold.

100%
Gross proceeds	$500,000
Offering expenses	$75,000
Net proceeds	$425,000

The net proceeds will be used as follows:

Product development	$50,000(1)
Market development	$100,000(2)
Working capital	$275,000(3)

(1)	$50,000 will be used to further develop our Aspire Series product line.

(2)	$100,000 will be used to promote the marketing of our Aspire Series.

(3)	$275,000 will be used for working capital. Working capital expenditures include rent, marketing, costs of operating our office, and costs related to filing reports with the SEC.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We intend to retain earnings, if any, to fund the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2006, on a historical basis and as adjusted to reflect the sale of the shares. No proceeds from the sale of shares of common stock by Selling Shareholders will be received by us.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations; our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

		As Adjusted After Offering
	Actual	100%
Common Stock: unlimited authorized shares with no par value, issued and outstanding	$11,322,463	11,822,463

TOTAL STOCKHOLDERS' DEFICIT	$(646,850)	$(221,850)

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2006, the net tangible book value of our shares of common stock was a deficit of $(646,850) or approximately $(0.06) per share based upon 11,322,463 shares outstanding.

Upon completion of this offering, the net tangible book value of the 11,822,463 shares to be outstanding will be $(221,850), or approximately $(0.02) per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. You will incur an immediate dilution from $1.00 per share to $(0.02) per share.

After completion of this offering, you will own approximately 4.23% of the total number of shares then outstanding shares for which you will have made a cash investment of $500,000, or $1.00 per share. Our existing stockholders will own approximately 95.77% of the total number of shares then outstanding. They have made contributions of cash and/or services and/or other assets, totaling $2,340,601 or approximately $0.21 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders:

Net tangible book value per share before offering	$(0.06)
Potential gain to existing shareholders	$0.04
Net tangible book value per share after offering	$(0.02)
Increase to present stockholders in net tangible book value per share after offering	$0.04
Capital contributions	$2,340,601

Number of shares outstanding before the offering	11,322,463
Number of shares outstanding after the offering	11,822,463
Percentage of ownership by existing shareholders after offering	95.77%

Purchasers of Shares in this Offering

Price per share	$1.00
Dilution per share	$1.02
Capital contributions	$500,000
Number of shares after offering held by new subscribers	500,000
Percentage of ownership by new subscribers	4.23%

SELECTED FINANCIAL AND OTHER DATA

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of September 30, 2006 (Unaudited)	As of Year Ended December 31, 2005 (Audited)	As of Year Ended December 31, 2004 (Audited)

Balance Sheet
Total Assets	$157,651	$205,732	$327,363
Total Liabilities	$804,501	$706,538	$571,072
Stockholders' Deficit	$(646,850)	$(500,806)	$(243,709)

Income Statement
Revenue	$344,627	$778,533	$474,167
Cost of Sales	$98,966	$223,031	$228,736
Gross Margin	$245,661	$555,502	$245,431
Total Operating Expenses	$353,681	$776,290	$614,301
Net Loss	$(146,044)	$(257,097)	$(389,415)

ITEM 2.     MANAGEMENT' S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Note Regarding Forward-Looking Statements

The following discussion should be read in conjunction with Locate Techonogies Inc. audited financial statements and notes thereto for the year ended December 31, 2005 and the unaudited interim financial statements and notes thereto for the period ended September 30, 2006, which have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and expressed in Canadian dollars. Our financial condition and results of operations are not necessarily indicative of what may be expected in future years.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statements date and reported amounts of revenue and expense during the reporting period. On an on-going basis we review our estimates and assumptions. Our estimates were based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Overview

We were incorporated pursuant to the Alberta Business Corporations Act on May 30, 2000. Our principal business is the selling of our primary product, the Aspire, which is a wireless data communication device. We sell our proprietary (meaning that both the hardware and software that operates it were developed by the company) wireless technology to automatic meter reading (AMR) markets in the power utility industry and are based in Edmonton, Alberta.

We have developed an automatic meter reading device that has proprietary (meaning is not free or open source software as end-users generally do not have the ability to run the software for any purpose, study and modify the software, copy the software and provide it to third parties, or make and release improvements to the software) hardware, firmware (firmware is software that is embedded in a hardware device. It is often provided on flash ROMs or as a binary image file that can be uploaded onto existing hardware by a user) and software (external to the hardware used by computer operating system, system software helps run the device or hardware and computer system) that allows for residential and commercial collection of meter data. The Aspire 400 Series product line is a snap-on (installs onto a meter without any reconfiguration to the meter) wireless device which is compatible with nearly all power meters currently on the market. The Aspire 400 Series is designed for use by power utility companies and energy service providers to assist in the real-time, comprehensive, low-cost remote reading of electric energy meters in residential and commercial & industrial structures and the transmission of that data on a frequent basis to a centralized location (a computer workstation) via a wireless connection where the data can be accessed immediately, archived and further used by utility companies and energy service providers for billing purposes, energy usage tracking, energy consumption management and power quality.

We have also developed a system for Static-to-Dynamic IP address resolution. An IP address is a numeric address that is given to a device connected to the Internet so that it can be connected to just as phone numbers are given to cell phones. For dynamic IP addresses the device is assigned an IP address by the Internet Service Provider (ISP) when the device goes online. This IP address might be the same number each time a user logs on (called a Static IP), or it might be an address that is newly assigned each time the user connects (called a Dynamic IP). If the user is contacting the device, a static IP is required. For example, the data collection software used by power utilities, need to know the current IP address of the device to make a connection. With Dynamically allocated IP address the data collection software does not know what IP the device has. The new digital networks with limited IP address work on a dynamic IP basis. A Static-to-Dynamic IP resolution system is required to contact the devices. Locate Technologies has resolved this situation by getting the remote device to check into a common server that the data collection software can also call into. When the data collection software call into this intermediate server the current dynamic IP for the device is used to connect the call.

Static-to-Dynamic IP is a major problem that is facing digital networks that have industrial customers which have stationary "read" sites. A piece of equipment that has digital ID no longer has a "number" assigned, but rather is assigned a number only when connecting. The host or enterprise software needs to know that number is before it can contact the device. We have provided both industry and the networks a "fix" to this very immediate problem. DART (Dynamic Addressing Resolution Technology) is a proprietary process which provides an end-to-end communication solution for both the networks and the end user.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a wide variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. The most significant accounting policies that are most important to the portrayal of our current financial condition and results of operations are as follows:

Research and Development Costs

Research and development costs related to the enhancement of existing modems and computer products are charged to operations as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore we have not capitalized product development costs during the respective periods.

Revenue Recognition

Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured. We continually monitors timely payments and assesses any collection issues. The allowance for its bad debts is based on our detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

We will recognize revenue from licensing our products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101. Revenue from licensing its products is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection of the resulting receivable is probable, and returns can be reasonably estimated. We do not provide maintenance or service on the sale of its products. This policy is prospective in nature as we have not generated any licensing revenues.

Business Strategy and Development

Our business and development strategy since our inception in 1999 has been to focus primarily on the development of a wireless data collection device that would be used in the power utility market. Our current product offerings include a product that was developed for analog cellular networks. Advanced Mobile Phone System (AMPS) is the analog mobile phone system standard developed by Bell Labs, and officially introduced in the Americas in 1984. Though analog is no longer considered advanced at all, the relatively seamless cellular switching technology AMPS introduced was what made the original mobile radiotelephone practical, and was considered quite advanced at the time. Cellular networks were given permission to phase out AMPS by March, 2007 in both Canada and the United States by the CRTC, the Canadian Radio-Television and Telephone Commission and the FCC, the Federal Communications Commission respectively. The Company successfully developed a product that worked on this cellular network using CDPD, Cellular Digital Packet Data. We were able to sell this product to two utilities, ENMAX and SaskPower, in 2002, 2003 and 2004. Our relationship with ENMAX and Saskpower is one of we being the vendor and they being a purchaser of our product. This product is called the Aspire 402EC. The relationship with ENMAX and SaskPower is based upon our bidding for their business. If the bid is successful, a purchaser order is generated from the client which is filled by us together with an invoice from us. The invoice is then paid. Currently, there are no outstanding purchase orders.

In 2005 and 2006, we received no orders from SaskPower and we do not expect to receive any orders in 2007. In 2005, we received orders from ENMAX for 1,266 units and in 2006 we received orders for 560 units. Based upon our previous business dealings with ENMAX, we anticipate receiving orders for 300 units in 2007. There is no assurance, however, that we will in fact receive any orders from ENMAX in 2007. All of the orders we received from ENMAX in 2005 and 2006 were filled in the year we received the order. Our past purchase orders with ENMAX required us to deliver the required product within 60 days of the order, which we did . ENMAX then had 30 days to pay for the order. ENMAX paid for each order within 30 days of our billing.

We have also developed a product for the other digital network, GPRS, general private radio service. GPRS is different from the older Circuit Switched Data (or CSD) connection included in GSM standards releases before Release 97 (from 1997, the year the standard was feature frozen). In CSD, a data connection establishes a circuit, and reserves the full bandwidth of that circuit during the lifetime of the connection. GPRS is packet-switched which means that multiple users share the same transmission channel, only transmitting when they have data to send. This means that the total available bandwidth can be immediately dedicated to those users who are actually sending at any given moment, providing higher utilization where users only send or receive data intermittently. Web browsing, receiving e-mails as they arrive and instant messaging are examples of uses that require intermittent data transfers, which benefit from sharing the available bandwidth. Usually, GPRS data are billed per kilobytes of information transceived while circuit-switched data connections are billed per second. The latter is to reflect the fact that even during times when no data are being transferred, the bandwidth is unavailable to other potential users.

GPRS originally supported (in theory) IP, PPP and X.25 connections. The latter has been typically used for applications like wireless payment terminals although it has been removed as a requirement from the standard. X.25 can still be supported over PPP, or even over IP, but doing this requires either a router to do encapsulation or intelligence built into the end terminal. This product is called the Aspire 402GS.

This product development for the 402GS and 402 CX was completed in February, 2005. We have initiated commercial production and sales of them. All three of the aforementioned products can be placed into a NEMA, National Electrical Manufacturers Association, a U.S. based industry group representing those who design and manufacture electrical equipment, outdoor rated enclosure. This product is called the Aspire 410 and is available in either GPRS, CDMA or CDPD.

We also embarked on the research and development of a new product that simulates POTS, plain old telephone service, which are the services available from analogue telephones prior to the introduction of electronic telephone exchanges into the public switched telephone network. The Aspire 411 (available in either CDMA or GPRS) has the capabilities of mounting to a meter that has a traditional fax modem inside. Our device interprets the Dual-tone multi-frequency (DTMF), also known as Touch Tone or Tone Dialing signals and translates them into digital packet data as described previously and sends the data via the digital network to a host computer through the Ethernet. Ethernet is a large and diverse family of frame-based computer networking technologies for local area networks (LANs). The name comes from the physical concept of the ether. It defines a number of wiring and signaling standards for the physical layer, two means of network access at the Media Access Control (MAC)/data link layer, and a common addressing format.

Given our product offering, it is our intention to begin to aggressively market these products to power utility companies in North and South America. With limited successful sales in 2002, 2003 and 2004, we were encouraged to continue the R&D phase of completion of the digital products. This did, however, take longer than expected in both the development of the Aspire 402CX and GS and the Aspire 411CX and GS. The R&D phase of all of the products offered was completed in December, 2005.

We have seen a 64% increase in sales in 2005 with purchases being made by ENMAX. This included the delivery of 1266 Aspire 402GS during the year ended 2005. We have also delivered 290 Aspire 402GS in the first quarter of 2006, and 220 during the second quarter.

Our objective is to grow the business into the United States and South America in 2007. We have a marketing agent for South America, Anamo Industrial, Inc., 9597 Jones Road, #105, HOUSTON, TX 77065. Promotion and marketing of the product in Canada will continue to be done in house.

We are currently demonstrating and/or have pilot studies in place with seven power utilities. The initial indications are positive and it is expected that these pilot programs could become accounts similar to ENMAX. However, there can be no assurance that the current product offering will satisfy the utilities' needs and that actual sales would result.

Overview of 2005

Our operating losses were significantly less than in prior years with the increase in sales and gross margins contributing to our operating expenses. Losses continued to be supported by advances from companies controlled by Lorne Drever, one of our directors and major shareholder of the company. Sales increased to $778,533 for the year ended December 31, 2005 from $474,167 the prior year.

In addition, several other significant milestones were achieved during 2005:

*	Sales increased 64% for the year ended 2005;

*	Our suppliers, because of increasing volumes, provided better pricing for raw materials;

*	The 402CX development was completed and available for commercial production and delivery; Bell Mobility approved the 402CX for use on their network;

*	We became a full VAR (value added reseller) for Bell Mobility;

*	We initiated several product trials, and;

*	We continued to pursue new growth opportunities.

Overview of 2006

We have continued to deliver the Aspire 402GS during 2006 to ENMAX, albeit in smaller quantities than in 2005. We delivered 290 units in the first quarter of 2006, 220 in the second quarter and none in the third quarter. We were able to maintain our significant margins on these units, however the quantities were not sufficient to cover our expenses and we have incurred losses for the nine months ended September 30, 2006. We expect these orders to increase in 2007 because we have been in trials with other utilities and have indications that they will make substantial orders, although there is no assurance that these orders will be placed. Our sales to ENMAX are anticipated to decrease from 560 units in 2006 to anticipated sales in 2007 of 300 units, which is the amount of the expected normal meter replacement by that company. We have not spent any money on research and development during 2006 but focused our efforts on marketing our existing products. We intend to continue this policy in 2007.

Trends Affecting our Operations During 2005

In 2002, the FCC decided to no longer require A and B carriers to support AMPS service as of March 1, 2008. Since the AMPS standard is analog technology, it suffers from an inherently inefficient use of the frequency spectrum. All AMPS carriers have converted most of their consumer base to a digital standard such as CDMA2000 or GSM and continue to do so at a rapid pace. Digital technologies such as GSM and CDMA2000 support multiple voice calls on the same channel and offer enhanced features such as two-way text messaging and data services. Most if not all major utilities use AMPS cellular phones to read meters where it was too expensive to provide wireline phone or because of price advantages on the monthly fee for service.

These cell phone contracts are no longer being renewed and the utilities are actively looking for a replacement. The Aspire 402GS and CX are ideal replacements for meters that are scheduled to be replaced with a RS232 communication board or serial communication board (serial communications is the process of sending data one bit at one time, sequentially, over a communications channel or computer bus). This serial communication board is ordered from the factory and is installed inside the meter.

For meters that are not scheduled for replacement and equipped with an analog modem, similar to a fax modem, the Company continues to develop the Aspire 411CX and GS. This a digital to analog converter and simulates POTS, plain old telephone service, and is a direct analog replacement for the utility without any disruption of service.

We were able to gain approval for the Aspire 402CX (CDMA) on Bell Mobility's network. We are now able to offer both digital network choices to potential clients.

Trends Affecting Operations for the Nine Months ending September 30, 2006

For meters that are not scheduled for replacement and equipped with an analog modem, similar to a fax modem, we continue to develop the Aspire 411CX and GS. This is a digital to analog converter and simulates POTS, plain old telephone service, and is a direct analog replacement for the utility without any disruption of service.

Most utilities want to simply change the communication equipment and not the actual meter. The Aspire 411 GS or CX was designed to do that. It was developed to be a direct replacement using the same power supply, antenna and communication port.

We have not budgeted to spend any significant amounts on research and development, but have increased our marketing initiatives by direct contact with utilities that have numerous AMPS phone equipment. We are also working closely with the cellular networks. Most of the networks are currently not renewing the AMPS contracts, which means that once the term of use has expired the utility must convert the equipment to a digital modem such as the Aspire series.

We have been marketing the Aspire 411 GS & CX aggressively to utilities and expect very positive results in 2007 because of the elimination of AMPS.

During the nine months ended September 30, 2006, sales to a related party amounted to $21,355 For the year December 31, 2005, sales to the same related party was $38,841 and in 2004 and 2003 it was zero. The foregoing amounts were recorded as revenue. These amounts are not material our operations and have had a minimal affect on our results of operations, financial condition, liquidity and capital resources.

Plan of Operations

We have not budgeted to spend any significant amounts on research and development, but continued our marketing initiatives through 2006 and will continue our marketing initiatives through 2007, including an ongoing reconnaissance program designed to keep abreast of industry changes.

To maintain our current staffing levels and overhead and commitments to completing R&D the company is going to need to continue to sell product to ENMAX. We estimate sales to reach $1.5 million this year with a gross margin of approximately$1.0 million leaving us with a profit of $200,000 to finance any necessary increases in working capital, particularly accounts receivable and inventory. Any shortfall would be covered by companies controlled by the major shareholders, however we do not anticipate this to be necessary."

As of September 30, 2006, we had a working capital deficit of approximately $694,120, accounts receivable of $ NIL and inventory of $110,231.

As of December 31, 2005, we had a working capital deficit of approximately $553,706, accounts receivable of $19,209 and inventory of $127,123.

Results of Operations

Estimates for the year ended December 31, 2006

We have not completed the preparation of our financial statements for the year ended December 31, 2006. We have estimated sales of $1,500,000; gross margin of $1,000,000; and, profits of $200,000. The foregoing is subject to the completion of our December 31, 2006 financials statements and the audit of the same by our independent public accountant. We will not need loans or advances from our major shareholders in 2007.

Nine Months of 2006 compared with Nine Months of 2005

We had a net loss for the first nine months of 2006 of $146,044 compared with a net loss of $137,311 in 2005. This slight increase in net loss was primarily due to a decrease in sales from $624,258 to $344,627 offset by a reduction in selling, general and administrative expenses of $114,118 and $124,938 in research and development. ENMAX has completed the "aggressive" phase of the new product roll out and has normalized their requirements to convert all new metering and "hard-to-read" meters. We are confident that the product has achieved full commercialization and stability; hence, we are now pursuing other clients.

Our margin for the nine months of 2006 was 71.3% which was almost identical to the percentage we achieved for all of 2005.

	2006	2005
Research and development (1)	$0	$124,938
Wages and benefits (2)	$84,226	$115,487
Professional fees (3)	$80,937	$54,836
Contract service (2)	$10,079	$68,143
Office Overhead and administration (4)	$15,552	$26,507
Loss on foreign exchange (5)	$516	$14,910
Management fees (6)	$50,000	$75,000

Notes:

(1)	Research and development on our primary product was completed in 2005 and our current efforts are focused on marketing.

(2)	Contracted services and wages and benefits are related, and have decreased primarily due to decreased production and sales activities.

(3)	Audit and accounting fees increased this period due to an overall increase in audit fees and more accounting and legal fees related to our F-1 registration.

(4)	Office overhead included public and investor relations program expenses in 2005. There were also additional costs related to mailing, logo design and the purchase of paper products.

(5)	The US/Canadian exchange rate has remained relatively consistent in the first six months of 2006 as opposed to 2005 when the Canadian dollar was more volatile.

(6)	The management fee contract with 706166 Alberta Ltd., a company controlled by the president and major shareholder, in the amount of $100,000 per year, expired on June 30, 2006.

December 31, 2005 compared to December 31, 2004

Our accounts receivable decreased from $156,764 as at December 31, 2004 to $19,209 at the end of 2005. This was strictly due to the timing of deliveries to Enmax in December of each year in that we were able to get our December deliveries paid for prior to the year end in 2005. We would expect our accounts receivable to average 30 days and so are budgeting for $125,000 at the end of 2006 based on sales of $1.5 million.

Inventory increased from $88,769 to $127,123 at the end of 2005. This 43% increase is in line with increasing sales. Our inventory consists primarily of parts required to construct units to fill orders within a relatively short period of time. Many items are not ordered from suppliers until we have had an order from our customer. Based on prior experience and a similar turnover in 2006 we would expect inventory to reach $225,000 by December 31,2006.

Accounts payable and accrued liabilities increased in 2005 to $215,671 from $174,432. This increase resulted primarily from increases in accrued payroll liabilities and accrued audit and accounting fees. Also, due to our reduced receivables at December 31, 2005, we were able to make significant payments on other amounts owing. We expect payables for accounting and auditing to decrease by December 31, 2006 with a corresponding increase in accounts payable to suppliers and are forecasting total payables to be $200,000 at December 31, 2006 assuming we reach our sales targets and our receivables are collected as expected.

During 2005, we were able to extinguish our notes payable as at December 31,2004 in the amount of $140,000.

Amounts due to related parties increased by $245,020 in 2005 to a total of $481,203. These funds financed our research and development program and net loss for the year. Our expectations are that if we meet our sales targets for 2006, no further loans of this type will be necessary and that in 2007 we will begin repayment of these amounts, funds permitting.

Our gross margin percentage increased to 71% in 2005 compared to 52% in 2004. The following chart reflects the foregoing:

Locate Technologies Inc.
Summary of Gross Margin
For the years ended December 31, 2005 and 2004

2004
Product	Units	Sales	Cost	Margin	%
Aspire 402GS	513	307,131	123,661	183,470	59.74%
Aspire 410CD	250	149,500	89,575	59,925	40.08%
Miscellaneous	0	17,536	15,500	2,036	11.61%
Totals		474,167	228,736	245,431	51.76%

2005
Product	Units	Sales	Cost	Margin
Aspire 402GS	1262	693,961	177,053	516,908	74.49%
Aspire 410GS	50	40,481	18,908	21,573	53.29%
Aspire OPT	146	37,011	21,065	15,946	43.08%
Miscellaneous	0	7,080	6,005	1,075	15.18%
Totals		778,533	223,031	555,502	71.35%

We have been able to increase our sales of primary products (ENMAX) and maintain our pricing structure while obtaining pricing discounts from suppliers on increased purchases. We have also been able to achieve economies of scale as we are building more units in a shorter period of time and achieving greater efficiency in doing so with very little waste or rebuilding necessary. We are expecting our margin to stay at or around 70% for the balance of 2006. If and when we introduce more new products the mix will change as well as the efficiency curve for production and this percentage could decrease in future years. In addition, we would expect that in 2007 we will have dedicated production staff whose wage costs will be charged to cost of sales.

In 2005, our net loss was $257,097 ($0.02 per share) compared with a net loss of $389,415 ($0.03 per share) in 2004 and $620,695 ($0.06 per share) in 2003. Our selling, general and administrative costs were $532,748 in 2005 compared to $408,952 in 2004 and $467,597 in 2003. The following table summarizes the significant changes in operations in 2005 compared to 2004 and 2003.

	2005	2004	2003

Professional fees (1)	$103,838	$72,369	$82,358
Contract Service (2)	$79,818	$23,533	$76,352
Travel (3)	$27,594	$17,393	$35,755
Office Overhead and administration fees (4)	$48,962	$31,901	$24,298
Wages and benefits (5)	$67,768	$53,826	$57,912

Notes:

(1)	Audit and accounting fees increased this year due to an overall increase in audit fees and more accounting and legal fees related to our F-1 registration.

(2)	Contracted services and wages and benefits are related, and have increased primarily due to increased production and sales activities.

(3)	Travel increased this year due to marketing efforts in the United States and Canada.

(4)	Office overhead included public and investor relations program expenses. There were also additional costs related to mailing, logo design and the purchase of paper products.

(5)	See the explanation under (2) above.

Our research and development costs consist of consulting fees and salaries and benefits. These costs have remained relatively consistent over the past three years with our major research and development initiative on our current products now complete.

2004 compared to 2003

In 2004, our net loss was $389,415 ($0.03 per share), compared with a net loss of $620,695 ($0.06 per share) in 2003. Our general and administrative costs were $408,952 in 2004 compared to $467,597 in 2003. Research and development costs remained approximately the same from 2003 to 2004. Sales began in the last quarter of 2003 and totaled 135,964 compared to 2004 in which sales continued throughout the year for a total of $474,167. Working capital requirements were financed primarily by short term notes, the issuance of share capital and equity contributions from a company controlled by the major shareholder.

Liquidity and Capital Resources

To date, we have financed our activities through the sale of equity securities, loans and revenue generated from the sale of our products. We expect to use similar financing techniques in the future. However, there can be no assurance that we will be successful with such financings.

Total current assets decreased by $42,451 to $110,381 during the nine months. During the period ended September 30, 2006, we borrowed $80,000 on a note which was used to help reduce our accounts payable and accrued liabilities from $223,837 to $119,520. In addition, major shareholders, and/or companies controlled by them, injected $120,275 between December 31, 2005 and September 30, 2006.

At September 30, 2006, we had cash and cash equivalents of Nil and a working capital deficit of $694,120. We need additional funds to expand our operations. There is no assurance we will be able to raise additional funds to expand our operations. Our auditors have stated that in their opinion there is substantial doubt regarding our ability to continue in business.

Our financing activities generated net proceeds of approximately $ 80,000 during the nine months ended September 30, 2006. Our cash deficiency increased by $2,005 at September 30, 2006 compared to a decrease in cash and cash equivalents of $27,058 at December 31, 2005. The accompanying financial statements have been prepared using accounting principles generally accepted in the United States applicable to a going concern.

For the nine months ended September 30, 2006, we had a net loss of $146,044 and an accumulated deficit of approximately $2,987,451.

Although there is no assurance that we will be successful in our operations, management believes that we will be able to secure the necessary financing to enable it to continue as a going concern. Accordingly, these financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

Contractual Obligations

The following table summarizes our estimated contractual obligations as of December 31, 2005:

			Payments due by period
	Total	Less	1-3 years	3-5 years	More
		Than 1			than 5
		year			years

Long term debt	0	0	0	0	0
Capital leases	0	0	0	0	0
Operating leases	18,000	0	18,000	0	0
Purchase obligations	0	0	0	0	0
Other liabilities	0	0	0	0	0

Injunction

In December, 2000, we sold securities in the province of New Brunswick in violation of the New Brunswick Securities Act. On March 31, 2004 we entered into a Consent Order whereby we agreed not violate the securities laws of New Brunswick. Further, we offered the right of rescission to each New Brunswick resident who purchased our securities. The consent order is binding on us, Lorne Drever, our CEO and a selling shareholder, and Tubtron Controls, a company controlled by Lorne Drever and Ken Smelquist, our vice president of technology and a director. No New Brunswick residents accepted our rescission offer and accordingly the New Brunswick residents are prohibited by law from seeking damages or the return of their investment from us. No further actions, discussions or communications are required at this time. We may offer and sell securities in New Brunswick, provided we comply with New Brunswick law.

Recent U.S. Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, " Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" . This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, " Fair Value Measurements" . The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Integration No. 48, " Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In February, 2006, the Financial Accounting Standards Board (" FASB" ) issued SFAS No. 155 " Accounting for Certain Hybrid Financial Instruments" and in March 2006, the FASB issued SFAS No. 156 " Accounting for Servicing of Financial Assets" , but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company' s operations and financial position have not been disclosed.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, " Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

BUSINESS

Our Company Overview

We were incorporated pursuant to the Alberta Business Corporations Act on May 30, 2000. We are in the business of providing proprietary wireless technology to various automatic meter reading (AMR) markets and are based in Edmonton, Alberta.

We have developed an automatic meter reading system that includes a proprietary system employing specialized hardware, firmware and software that will allow for residential and commercial applications. The Aspire Series product line is a snap-on wireless device which is compatible with nearly all meters currently on the market. The Aspire Series is designed for use by utility companies and energy service providers to assist in the real-time, comprehensive, low-cost remote reading of electric energy meters in residential and commercial & industrial structures and the transmission of that data on a frequent basis to a centralized location via a wireless connection where the data can be accessed immediately, archived and further used by utility companies and energy service providers for billing purposes, energy usage tracking, energy consumption management and power quality.

We have also developed a system for Static-to-Dynamic IP address resolution. An IP address is a numeric address that is given to a device connected to the Internet so that it can be connected to just as phone numbers are given to cell phones. For dynamic IP addresses the device is assigned an IP address by the Internet Service Provider (ISP) when the device goes online. This IP address might be the same number each time a user logs on (called a Static IP), or it might be an address that is newly assigned each time the user connects (called a Dynamic IP). If the user is contacting the device, a static IP is required. For example, the data collection software used by power utilities, need to know the current IP address of the device to make a connection. With Dynamically allocated IP address the data collection software does not know what IP the device has. The new digital networks with limited IP address work on a dynamic IP basis. A Static-to-Dynamic IP resolution system is required to contact the devices. Locate Technologies has resolved this situation by getting the remote device to check into a common server that the data collection software can also call into. When the data collection software call into this intermediate server the current dynamic IP for the device is used to connect the call. Static-to-Dynamic IP is a major problem that is facing digital networks that have industrial customers which have stationary "read" sites. A piece of equipment that has digital ID no longer has a "number" assigned, but rather is assigned a number only when connecting. The host or enterprise software needs to know that number is before it can contact the device. We have provided both industry and the networks a "fix" to this very immediate problem. DART (Dynamic Addressing Resolution Technology) is a proprietary process which provides an end-to-end communication solution for both the networks and the end user. DART is a method for bridging the Dynamic address to a static DART server address. It works like this: The device reports the assigned dynamic IP address when ever it changes via a packet to the DART server. The Host software only has to know the Static address of the DART server and at what port the device was assigned at time of deployment. When the host data collection software connects to the DART server at this port the data is forwarded to the Dynamic IP reported in. DART server can run on the same computer as the data collection software is running on.

In Canada, we currently sell our products in the provinces of Alberta, Saskatchewan, Ontario and New Brunswick. In the United States, we currently sell our products in California, Florida, Illinois, Michigan, New York, North Carolina, and Washington.

We have determined that our product is currently filling a void that has been created by the wireless networks in North America. In 2004, the FCC and Industry Canada allowed the wireless networks to stop providing " analog" cell service and they granted permission to only offer digital. Digital cell service comes in two forms, CDMA (Code Division Multiple Access) and GSM (General Service Messaging). This decision has been " grandfathered" to April, 2007. Power utility companies all over North America have used analog cell phones to plug into meters. There are literally millions of them out there. They are now finding that when they go to renew their contract for a particular cell phone which is attached to the meter, the cell provider will not let them renew the contract. This creates two problems for the Power Utility company, first there has not been a generally accepted hardware replacement and secondly, the change of a communication device may not or will not interface will their enterprise software. Hence they cannot get the data out the meter and even if they could it likely would not be recognized by the billing software they are using. We have developed a product that has the ability to be on the digital network, is easily replaced at the meter site with little to no change of business and the data that is transmitted over the public networks arrives in a format that the current software programs recognize.

Industry Overview

Over the past several years, the AMR industry has undergone growth. Many factors have contributed to this growth, including: an increase in demand for wireless data transmission services that increase the efficiency of meter reading service companies; mandates by federal and state regulators requiring that the energy industry utilize automatic meter reading technologies and read meters with increased frequency and a growing preference among commercial, industrial and governmental enterprises for automation of remote data acquisition and collection activities through wired and wireless communications technologies.

The Aspire Series Product line

Our Aspire Series product line is designed to enable users to remotely read in real-time electronic energy usage meters without the necessity of someone traveling to and physically reading the meter. The predominant method of reading electronic meters is for an individual to travel to the site of the meter and make a record of the data compiled by that meter, either manually as a notation in a log book or electronically by inputting the data into a handheld or other electronic data retention device. In the case of a log book, the information is then typically recorded manually into a centralized database for energy usage tracking and billing purposes. In the case of a electronic data retention device, the information is typically downloaded to a centralized database for these purposes. Residential meters are customarily read on a monthly basis, allowing only a limited ability to track energy usage fluctuations over periods of less than one month. In addition, physical reading of meters is accompanied by the problem of reader error, causing inefficiencies resulting from necessary corrective procedures.

Our Aspire Series product line system is designed to provide continuous meter-reading capabilities, address the inefficiencies that accompany physical meter reading and provide additional benefits to its users. We completed an initial sale of the product to a local power distributor in the first quarter of 2003.

The Aspire Series product line product is small, portable and simple with no visible controls. It is easily transported for demonstrations and its functionality can be easily displayed via the Internet. We believe that the Aspire Series product line will provide utilities with the peripheral required to access meters in real-time, reliably. Live demonstrations are available and the device can be configured to work with most known power meters. The Aspire Series product line is a "snap-on" or "plug & play" retrofit and is compatible with nearly every meter currently in the market. The Aspire's has inter-connectivity to the meter is provided through the RJ11, RS232 or RS45 serial port. This feature is called QuickConnect, which allows the device to distinguish between the type of serial connection without any special cabling requirements.

The Aspire product allows the client to measure the exact amount of energy, whether, water, electricity or gas, use by a customer at any time. The data is transmitted to the energy provider. The provider can use the information for research, statistics or billing.

We believe that the anticipated deployment costs of our Aspire Series product line system is small compared to other AMR products because it will rely upon existing cellular and other wireless equipment. The Aspire's versatility allows for adoption into gas and water meters, with little or no enhancements or changes. Information from the Aspire Series product line is routed onto a digital public network and relayed to the host server at speeds of up to 144 Kbps. A relay of 144 Kbps allows a parallel network download to be completed in real-time or at most, a one-minute delay and is dependant on the meter' s internal baud rate.

We have included a proprietary TCP/IP protocol into the Aspire Series product series, which in conjunction with the digital network, allows each Aspire to be equipped with an individual IP address that allows real-time access of information from power meters, through a secure Intranet or Internet connection. Furthermore the TCP/IP protocol allows for an early email notification of upset conditions.

In the event more data is being transmitted than can be assimilated by the Aspire, the Aspire will send an email notification warning of the situation. The Aspire is able to send early email warnings to various platforms (handhelds, laptops) allowing management to make key decisions regarding load bearing, before the situation becomes critical.

The Aspire Series product line offers the following advantages and benefits:

*	Increased communications
*	Increased monitoring ability
*	Elimination of human meter readers.
*	Increased accuracy
*	Provides accessibility from remote and difficult sites
*	Provides real time data capturing
*	Can disclose and report immediate power outages

The Aspire Series product line was invented by Ken Smelquist, our Vice President of Technology and is owned by Optimum Instruments Inc., an Alberta corporation owned and controlled by Mr. Smelquist. Optimum Instruments Inc. granted us an exclusive worldwide license to manufacture, develop, market and sublicense the product line in the world in consideration of 2,000,000 shares of common stock. The license has been renewed through March 31, 2009 for the same consideration.

Meters

Our Aspire Series product line is a proprietary combination of hardware, firmware and software embedded in the module. The Aspire Series product is an electronic, wireless communication device that is attached to a residence or business meter. The actual Aspire device is equipped with a circuit board that contains a RF (radio frequency) module and a microprocessor. This Aspire module can be and is retrofitted to most existing meters.

Aspire Series Product Line Services

In the future, we plan to offer a wide variety of services to utility companies and energy service providers in addition to reading their customers' energy meters. We anticipate that these services will include energy management, data storage and archiving, and the provision of real-time energy usage data in order to evaluate energy consumption and determine cost savings procedures. In the future, we plan to provide complete billing and accounting transaction services to utility companies and energy providers as well as end-users of energy.

Currently, our Aspire Series product line employs new technology developed to allow utility companies and energy service providers to have a wireless network of intelligent meters, allowing real-time energy consumption data to be collected. We believe that energy service providers will have an opportunity to save money by efficiently collecting accurate energy usage profiles and using this near real-time energy usage data to competitively bid for energy in the newly deregulated energy markets.

Currently, our Aspire Series product line has been designed so that an energy service provider can determine exactly how much electric power a metropolitan area, a neighborhood, or even an individual residence is using. Energy users who have Aspire Series product line-equipped meters will have the ability to check their energy consumption and billing rates in real-time by obtaining this information over the Internet, which we believe will promote energy conservation.

The Aspire Series Product Line Development

We began development of the Aspire Series product line in May 2000. We developed the product from May 1, 2000 to March 31, 2005. In March 2004, we sold our first unit. Since then we have sold approximately 2100 units worldwide. We have generated $1,536,608 in revenues from the sale of our Aspire Series product line. Of the total revenues of $1,536,608, $310,034 were generated in the first nine months of 2006, $753,169 in 2005 and $473,405 in 2004. Of the $753,169 generated in 2005 and $473,405 in 2004, $37,219 and $25,633 respectively, were as a result of the sales to Optimum Instruments Inc., a company owned and controlled by Ken Smelquist, our Vice President. We have spent $1,250,000.00 developing the Aspire Series product line. We believe our future success will depend, in part, upon our ability to expand and enhance the features of our Aspire Series product line system and to develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis. Consequently, our failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction, could have a material adverse effect on our business and results of operations. We cannot assure you that we will respond effectively to technological changes or new product announcements by others or that we will be able to successfully develop and market new products or product enhancements.

Research and Development

During the past three years we have conducted ongoing research and development of our products. We have spent the following sums on research and development:

2005	$236,420
2004	$194,844
2003	$195,074

While we have spent the foregoing on research and development, we have no policies relating thereto.

Government Regulation

Our Aspire Series product line is designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, the Aspire Series product line must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories, or other nationally-recognized test laboratories, as well as industry standards. The regulatory approval process can be time-consuming and can require the expenditure of substantial resources. We cannot assure you that the FCC will grant the requisite approvals for the Aspire Series product line on a timely basis, or at all. The failure of the Aspire Series product line to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to proliferate the Aspire Series product line. Government regulations regarding the manufacture, sale and implementation of products and systems similar to the Aspire Series product line and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We do use FCC approved radio modems and believe that our system is within the current use parameters of our third party vendor(s).

In Canada, we use Industry Canada approved modules and have network approvals for Bell Mobility and Rogers Wireless. Our modem is approved by the FCC in the United States.

We do not anticipate that any government regulations will affect our efforts to deploy the Aspire Series product line; however, should approvals be with held it would have a direct impact on the business. The restructuring of the energy market in the United States has required the reading of energy meters much more frequently than the current practice of once a month, thus making the physical meter reading techniques currently in use inadequate. Our Aspire Series product line is designed to meet various government regulations mandating frequent meter readings and we are attempting to position ourselves so that it will be a beneficiary of these mandates.

We currently sell our products in North America.

Operations

During the initial design and engineering phases for the Aspire Series product line, we plan to maintain low overhead costs and will continue to do so until manufacturing and sales of the Aspire Series product line is underway. We plan to hire additional personnel as needed during the coming months, including managerial, clerical, administration, sales, marketing, and customer service personnel.

We plan to initially utilize existing manufacturers to produce our products and will therefore likely not have a short-term need to lease or build manufacturing facilities. We intend to operate not principally as a manufacturer of products, but as a provider of comprehensive AMR, and we plan to out source manufacturing of the equipment employed in our Aspire Series product line in order to achieve the highest cost-efficiencies.

We will develop the Aspire with a view of fully automated production. The circuit board will be designed for SMT (surface mount technology). The exterior packaging will involve the creation of injected molds and will close by way of a friction fit. The size, shape and other parameters will be decided upon successful beta tests and reliable prototype performance.

There is a world wide availability of SMT production by contract vendors. It is an international industry standard and therefore once proper designs exist and processes are set out, the product can be produced on any SMT line. We hire outside parties or contract manufacturers to assemble and manufacture the Aspire.

Anticipated Revenues

Our Aspire Series product line is designed to be a comprehensive, AMR system and an alternative to other AMR technologies and physical reading of meters. We plan to license our Aspire Series product line technology to meter manufacturers so that they may incorporate our technology into their meters. We plan on deriving a small royalty per meter sold for every Aspire Series product line-equipped meter. We anticipate that the predominant source of any future revenues will be through recurring monthly service charges for reading, archiving and supplying data from Aspire Series product line equipped meters and from providing other services described in more detail above. However, despite our belief in the cost-effectiveness and significant advantages of our Aspire Series product line over physical meter reading practices and other AMR technologies, there can be no assurances that the market we intent to target will adopt or accept our Aspire Series product line or that we will earn any significant revenues.

Marketing

We intend to market our Aspire Series product line throughout North America. The current principal target of our marketing and sales efforts is the utility and energy service provider industries. These industries consist of a wide variety of organizations that use data communications in an automated process application, such as utilities and energy management companies. Responding to deregulation and other major changes taking place within the industry, electric power utility companies have become leading advocates in promoting the implementation of automation and technological advancement as a means of achieving cost savings as they enter the competitive arena. Utility companies are automating numerous distinct processes within their operating systems.

Currently, we market our Aspire Series product line through direct sales. We plan to promotion of unique features and specialized services of our Aspire Series product line; and create industry awareness by implementing a public relations and marketing campaign.

Competition

Many companies have developed similar data transmission products designed to meet the growing demand for AMR systems. Many of our existing and potential competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than we have. We cannot assure you that our competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect its ability to compete successfully in the future.

We have one main competitor, Telenetics, with headquarters in Lake Forest, CA.

Customers

We currently have revenue-generating customers; however we are still a start- up stage company in the process of completing the development and stabilizing the production design of our Aspire Series product line. We anticipate that once we commercially produce and install the Aspire Series product line, our customers will include energy meter manufacturers, energy service providers, utility companies and end-users of energy. The following customers are responsible for 10% or more of our revenues during 2005 and the nine months ended September 30, 2006: ENMAX Power Corporation and Rogers Wireless.

Property, Plants and Equipment

We currently lease 1,800 square feet of office space at 3124 Parsons Road, Edmonton, Alberta, Canada. We lease the space from Optimum Wireless on a monthly basis. Our monthly rent is $ 18,000 CND per year or 1,500 CND per month. We also own office furniture and fixtures, computer hardware, computer software and shop equipment that we use to develop our products. All of the foregoing are located at our leased space in Edmonton, Alberta, Canada.

Intellectual Property

We do not rely on contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Although the Aspire Series product line and our constituent components could benefit from patent protection, we have chosen to retain the proprietary rights associated with our Aspire Series product line predominantly as trade secrets. Our products are able to find a balanced medium between "off-the-shelf" ingredients and proprietary design. Many of the key factors that make our products are proprietary. The optical coupler used to interface with power meters through the optical port is a proprietary design to our company. The TCP/IP protocol used to communicate real-time information is also proprietary to us. Another proprietary design incorporated into the Aspire, which is proprietary to us, is the firmware required to run the Aspire Series products. We currently rely on trade secret protection for our technology; we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

Management and Employees

We are a development stage company and currently have no employees other than our officers and directors. We intend to hire additional employees as needed. We intend to require all of our officers, directors and other key employees to enter into non-competition agreements with terms of eighteen months to three years after termination of employment with us. There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary know-how or technology or adequate remedies in case of breach.

Our offices

Our executive offices are located at 3124 Parsons Road, Edmonton, Alberta, Canada and our telephone number is (780) 408-2569. Our email address is info@locatetechnologies.com

Legal Proceedings

There are no pending or past legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings and those involving any third party, which may have or have had in the recent past, significant effects on our financial position or profitability. This includes governmental proceedings pending or known to be contemplated. Further, there are no proceedings, pending or contemplated in which any director, any member of senior management, or any affiliate is either a party adverse to us or has a material adverse interest to us.

MANAGEMENT

Our officers and directors are as follows:

Name	Age	Position
Lorne Drever	45	President, Chief Executive Officer and Director
Ken Smelquist	46	Vice President of Technology

All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by the board of directors at the annual meeting after each annual meeting of our shareholders and hold office until their death, or until they resign or have been removed from office.

Lorne Drever - President, Chief Executive Officer and member of the Board of Directors.

Mr. Drever is the founder of the Company. Mr. Drever has been the President and Chief Executive Officer and member of the Board of Directors since inception. Since January 1999, Mr. Drever has been the President and a member of the Board of director of Everywhere Packaging Ltd., a package development company. From June 1994 to December 1999, Mr. Drever was the Vice

President and member of the Board of Directors of A Little Reminder Inc. and its subsidiaries. Mr. Drever was the founder and co-developer of a product called A Little ReminderTM. This was a concept product that was created to meet the need of medical compliance for patients that had trouble remembering to take their medication. Mr. Drever graduated from the University of Alberta in 1985 with a degree in physical education and in 1988 with a degree in education. Mr. Drever currently holds 100% of the voting shares of 706166 Alberta Ltd. which holds 5,000,000 Common Shares of the Company (44.16 % of the issued and outstanding shares).

Ken Smelquist - Vice-President of Technology.

Mr. Smelquist began his career over 21 years ago, beginning in the field of remote data acquisition. From February 1984 to June 1994, Mr. Smelquist was Vice President to Lakewood Industries, which concentrated on the development of remote data loggers. From June 1994 to the present, Mr. Smelquist founded Optimum Instruments, which was primarily a research and development company focusing on telecommunications for remote data loggers. Mr. Smelquist is the President of Optimum Instruments.

Board Composition

Our board of directors consists of one member. The term of office for the current board member will expire at the next annual meeting of shareholders, scheduled sometime in the second quarter of 2006. This year's annual general meeting will be held on December 10, 2006.

Board Committees

The board of directors has no standing committees, other than our audit committee, comprised of Terry Gall and Lorne Drever. Mr. Gall is one of our employees, but is not an officer or director.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

DIRECTOR'S COMPENSATION TABLE

Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Lorne Drever	2006	0	0	0	0	0	0

Ken Smelquist	2006	0	0	0	0	0	0

Executive Officer Compensation

The following table sets forth the compensation paid by us for the last three fiscal years ending December 31 for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

EXECUTIVE OFFICER COMPENSATION TABLE

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Lorne Drever	2006	100,000	0	0	0	0	0	0	0
President	2005	100,000	0	0	0	0	0	0	0
	2004	100,000	0	0	0	0	0	0	0

Ken Smelquist	2006	98,500	0	0	0	0	0	0	0
Vice President	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

We anticipate paying the following salaries in 2007, subject to our beginning profitable operations and generating sufficient revenues to pay the same:

Lorne Drever	President	$100,000
Ken Smelquist	Vice President	$98,500

We have not adopted any stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein. Previously we had employment contracts with Mr. Drever and Mr. Smelquist, however, those employment contracts have expired or terminated by agreement of the parties.

Stock Option Plans and Long-Term Incentive Plan Awards

We do not have any stock option plans or long-term incentive plans that provide compensation intended to serve as incentive for performance.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct or indirect ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

The percentage of beneficial ownership before the offering is based on 11,322,463 common shares outstanding as of December 31, 2006.

	Number of
Name of owner	Shares	Position	Percent of Class
706166 Alberta Ltd. [1]	5,000,000	President, Chief Executive Officer	44.16%
		and Director

Ken Smelquist [2]	3,171,292	Vice President	28.00%

ALL OFFICERS AND	8,171,292		72.16%
DIRECTORS AS A GROUP
(2 Persons)

[1]     Mr. Drever currently holds 100% of the voting shares of 706166 Alberta Ltd. which holds 5,000,000 of our common shares.

[2]     Includes 2,000,000 shares of common stock owned by Optimum Instruments Inc. which Mr. Smelquists owns owns 100% of the voting shares of Optimum Instruments Inc.

As of December 31, 2006, we believe there were no U.S. holders of our common shares.

There are no options outstanding to purchase our shares of common stock.

Selling Shareholders

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 11,322,463 common shares outstanding as of December 31, 2006. The percentage of beneficial ownership after the offering reflects the 11,822,463 common shares offered by this prospectus, which includes the sale of additional common shares by us. Lorne Drever and Ken Smelquist, our officers and directors are listed as selling shareholders. They are selling 72.16% of our outstanding common stock.

Name and Address of	Number of Shares Beneficially Owned	Number of Shares	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owner	Before Offering	Being Offered	After Offering	Before Offering	After Offering

706166 Alberta Ltd. [5][6]	5,000,000	5,000,000	0	44.16	0%
Arens, Jack	139,263	139,263	0	1.23	0%
Arens, Joan, Dale & Desmond	30,000	30,000	0.26		0%
Ashford, Lucie	6,283	6,283	0.06		0%
Barber, Roy	13,015	13,015	0.11		0%
Bawn, Diane	40,233	40,233	0.36		0%
Beale, Doreen Rose	6,283	6,283	0.06		0%
Boldon, Gordon	7,042	7,042	0.06		0%
Brawn, Markle	20,309	20,309	0.18		0%
Buchanan, Karen	26,657	26,657	0.24		0%
Burns, Roger & Rosemary	39,267	39,267	0.35		0%
Cain, Angela	14,738	14,738	0.13		0%
Cameron, John	12,812	12,812	0.11		0%
Cameron, Kevin	6,283	6,283	0.06		0%
Chetha, Reena	10,482	10,482	0.09		0%
Chetha, Tarsem	12,975	12,975	0.11		0%
Cody, Paul	3,378	3,378	0.03		0%
Cody, Peter	3,448	3,448	0.03		0%
Couch, Gary	10,190	10,190	0.09		0%
Couture, Maryse	2,759	2,759	0.02		0%
Darling, Ross	6,901	6,901	0.06		0%
Davidson, Michael	102,648	102,648	0.91		0%
Davis, Robert	13,098	13,098	0.12		0%
DeLaVivetiere, Phillippe	10,260	10,260	0.09		0%
Dugas, Paul	6,897	6,897	0.06		0%
Ervin, Tina	11,296	11,296	0.10		0%
Fowler, Shirley	25,971	25,971	0.23		0%
Fowler, Wayne	65,352	65,352	0.58		0%
Fraser, Nancy Lynn	6,336	6,336	0.06		0%
Gilbert, James	6,897	6,897	0.06		0%
Golden, Greg	18,152	18,152	0.16		0%
Golden, Hollis	75,022	75,022	0.66		0%
Grant, Neil	7,042	7,042	0.06		0%
Graves, Kevin	11,067	11,067	0.10		0%
Grey, Laura	3,369	3,369	0.03		0%
Hamel, Larry	10,000	10,000	0.09		0%
Innis, Frederick	68,000	68,000	0.60		0%
Johner, Peter	10,000	10,000	0.09		0%
Johnston, Evelyn	7,536	7,536	0.07		0%
Johnston, Muriel	49,159	49,159	0.43		0%
Knudslein, Glen	40,000	40,000	0.35		0%
Lally, Victoria	3,179	3,179	0.03		0%
Lawson, Garth	1,379	1,379	0.01		0%
Little, James	6,897	6,897	0.06		0%
Logan, Bonnie	144,867	144,867	0	1.28	0%
Logan, Gregg	189,770	189,770	0	1.68	0%
MacPherson, Perry	6,897	6,897	0.06		0%

MacTavish, Don	6,897	6,897	0.06		0%
Marchuk, Peter	60,000	60,000	0.53		0%
Marley, Wayne & Mary-Koh	15,570	15,570	0.14		0%
Marshall, Robert	93,210	93,210	0.82		0%
McCoombs, Gerald	7,092	7,092	0	0.06	0%
McGee, Matthew	3,399	3,399	0.03		0%
McGrath, Donna	12,866	12,866	0.11		0%
McNeil, Kathy	6,770	6,770	0.06		0%
Mersereau, Alice	21,743	21,743	0.19		0%
Mersereau, Catherine	6,227	6,227	0.05		0%
Mersereau, Derith	27,213	27,213	0.24		0%
Munn, Jeremy	8,819	8,819	0.08		0%
Myshrall, Jody	8,240	8,240	0.07		0%
Nason, Kaye Lynn	19,118	19,118	0.17		0%
Nason, Leslie	108,896	108,896	0.96		0%
Nason, Lester	33,389	33,389	0.29		0%
Nason, Louanne	18,371	18,371	0.16		0%
Nason, Michael David	15,532	15,532	0.14		0%
Nason, Murielle	26,810	26,810	0.24		0%
Nason, Perry	38,294	38,294	0.34		0%
Nason, Roger Lee	6,283	6,283	0.06		0%
Nicholson, Rose	31,933	31,933	0.28		0%
Nickerson, Glenn	3,448	3,448	0.03		0%
Niles, Gerry	22,631	22,631	0.20		0%
Optimum Instruments Inc. [5][7]	2,000,000	2,000,000	0	17.66	0%
P.Spencer & Assoc. Ltd. [1]	250,000	250,000	0	2.21	0%
Panesar, Kuldip	10,482	10,482	0.09		0%
Panesar, Malkit	15,570	15,570	0.14		0%
Panesar, Talwinder	25,984	25,984	0.23		0%
Parker, Lloyd	53,583	53,583	0.47		0%
Peterson, Leonard	36,181	36,181	0.32		0%
Peterson, Robby	12,828	12,828	0.11		0%
Phillips, Colleen	65,000	65,000	0.57		0%
Phillips, Foster	12,711	12,711	0.11		0%
Phillips, Pauline	12,711	12,711	0.11		0%
Phillips, Sonny	15,000	15,000	0.13		0%
Philson Ltd.	20,000	20,000	0.18		0%
Pike, John	25,710	25,710	0.23		0%
Pollock, Tammy	10,817	10,817	0.10		0%
Pollock's Home Imp Ltd [2]	6,579	6,579	0.06		0%
Power, Andy	6,345	6,345	0.06		0%
Reichert, Lynn Joy	40,000	40,000	0.35		0%
Riley, Cynthia	10,506	10,506	0.09		0%
Rossignol, Fern	12,912	12,912	0.11		0%
Rossignol, Raymond	20,359	20,359	0.18		0%
Santa Cruz Overseas Corp [3]	73,062	73,062	0.65		0%
Savoy, Joseph & Dorothy	6,363	6,363	0.06		0%
Saxton, Liz	19,522	19,522	0.17		0%
Shannon, Robert	6897	6897	0.06		0%
Smelquist, Ken [5]	1,171,292	1,171,292	0	10.34	0%

Smith, Derryl	6,897	6897	0	0.06	0%
Smith, Linda	6,897	6897	0	0.06	0%
Smith, Patrick	6,897	6,897	0	0.06	0%
Smythe, William	9,655	9,655	0	0.09	0%
Sterling, David	19,750	19,750	0	0.17	0%
Stilling, Riley	40,000	40,000	0.35		0%
Talbot, Valerie	13,015	13,015	0.11		0%
The Champion Trust [4]	40,000	40,000	0.35		0%
Thomas, Lowell	5,270	5,270	0.05		0%
Thomas, Malcolm	72,872	72,872	0.64		0%
Thomas, Stirling	10,000	10,000	0.09		0%
Underhill, Paul	6,897	6,897	0.06		0%
Van Drecht, Reggie	26,427	26,427	0.23		0%
Walting, Ralph	7,042	7,042	0.06		0%
Warman, Glendon	20,000	20,000	0.18		0%
Warman, Shawn	6,283	6,283	0.06		0%
Watson, Brian	21,722	21,722	0.19		0%
Whitehead, Wanada	6,545	6,545	0.06		0%
Wilkins, Robert Arnold	12,553	12,553	0.11		0%
Wilson, Ronald	12,977	12,977	0.11		0%
Winnell, Peter	29,583	29,583	0.26		0%
Wolansky, Christopher	25,929	25,929	0.23		0%
Wolfert, Robert	23,000	23,000	0.20		0%
Young, Terrance	3,369	3,369	0.03		0%
Youngblood, Teresa and Terry	6,336	6,336	0.06		0%
Youngblood, Teresa	8,900	8,900	0.08		0%
Youngblood, Terry	17,073	17,073	0.15		0%
Total	11,322,463	11,322,463	0	100%	0%

[1] P. Spencer & Assoc. Ltd. is owned and controlled by Peter Leigh-Spenser who has voting and investment control over the shares it. The address for P. Spencer & Assoc. Ltd. is 44 Woodstock Estates, Sherwood Park, AB Canada T8A 2B4.

[2] Pollack's Home Imp Ltd. is owned and controlled by Tammy Pollack who has voting and investment control over the shares held by Pollack's Home Imp Ltd. The address for Pollack's Home Imp Ltd. is 109 Colton Brook Rd., QUISPAMSIS, NB Canada E2G 1R3.

[3] Santa Cruz Overseas Corp is owned and controlled by Jack Arens who has voting and investment control over the shares held by Santa Cruz Overseas Corp. The address for Santa Cruz Overseas Corp is 569 Dover Drive, Kelowna, BC Canada, V6N 3K9.

[4] The Champion Trust is administered by Randy Woods, trustee, who has voting and investment control over the shares held by The Champion Trust. The address for The Champion Trust is 3018 Calgary Trail, Edmonton, AB Canada T5N 3V8.

[5]     Is an affiliate and accordingly sales made by these persons and entities may be deemed sales by underwriters.

[6] Lorne Drever, our president, currently owns 100% of the voting shares of 706166 Alberta Ltd. Further, Mr. Drever exercises sole voting and investment control over the shares held by 706166 Alberta Ltd. The address for 706166 Alberta Ltd. is 3124 Parsons Road, Edmonton, AB T6N 1L6.

[7] Ken Smelquist , our vice president, currently owns 100% of the voting shares of Optimum Instruments Inc. Further, Mr. Smelquist exercises sole voting and investment control over the shares held by Optimum Instruments Inc. The address for Optimum Instruments Inc. is #201, 3124 Parsons Road, Edmonton, AB T6N 1L6.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates other than Lorne Drever and Ken Smelquist.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

RELATED PARTY TRANSACTIONS

During the year 2005, we paid management fees to 706166 Alberta Ltd., a company controlled by Lorne Drever, our president, in the amount of $100,000 (2004 and 2003: $100,000 and $139,518 respectively). 706166 Alberta Ltd., owns 5,000,000 common shares of our common stock. Mr. Drever exercise sold voting and investment control over the shares owned by 706166 Alberta Ltd. We also owe $576,840 to 706166 Alberta Ltd. as of September 30, 2006.

We also owe Mr. Drever, individually, $23,049 as of September 30, 2006.

As at September 30, 2006, we are owed $13,411 from Tubtron Controls Corp., an Alberta corporation. Mr. Drever, our president owns 26% of Tubtron Controls Corp.

During the year ended December 31, 2003, consulting fees were paid to Ken Smelquist, one of our shareholders in the amount of $75,000. No consulting fees were paid to shareholders during the years ended December 31, 2005 and 2004.

We have a property lease agreement with a company controlled by Ken Smelquist, one of our shareholders.

During the year ended December 31, 2004, we received donated services for salaries and benefits from Tubtron Controls Inc. a company owned and controlled by Lorne Drever and Ken Smelquist, our officers and directors, in the amount of $213,902.

We have an amount owing of $15,000 (2005: $14,601) to Optimum Wireless Inc., and Optimum Instruments Inc., companies controlled by Ken Smelquist, one of our shareholders for purchases of inventory and rent expense.

During the nine months ended September 30, 2006, sales of $21,355 (2005: $38,841) were made to Optimum Instruments Inc., a corporation owned and controlled by Ken Smelquist, our vice president, and recorded as sales revenue.

Other than as disclosed above, our directors, senior officers and principal shareholders, or any associate or affiliate of the foregoing, have not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company during the previous three fiscal years and through to December 31, 2005:

There are no additional interests of management in transactions involving our company except as set forth above.

We determine whether we will enter into a related party transaction on a case-by-case basis. We prohibit loans to our affiliates. Other than the foregoing, we have no policies or procedures for the review, approval or ratification of related party transactions.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of an unlimited number of shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our articles of incorporation, bylaws and the applicable statutes of the Province of Alberta for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 95.77% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We act as our own stock transfer agent for our securities. We intend to retain an Alberta registrar to act as our transfer agent, subject to the sale of 500,000 shares by us in this offering.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This description is our counsel's opinion of the material U.S. federal income tax considerations to investors who hold our common shares as a capital asset. Our counsel is Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201. This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. We have not obtained nor do we intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

As used herein, the term "U.S. Holder" means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;

*

a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
*

a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;

*	insurance companies;

*	traders in securities that elect to mark-to-market;

*	securities dealers;

*	partnerships or other entities classified as partnerships for United States federal income tax purposes;

*	tax-exempt organizations;

*	persons that hold the common shares as part of an integrated investment (including a straddle);

*	persons owning, directly, indirectly or constructively, 10% or more of voting stock of Locate Technologies; and

*	persons whose "functional currency" is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

General

Distributions

Subject to the discussion under "Special Tax Provisions" below, distributions of cash or property made by Locate Technologies with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of current or accumulated earnings and profits of Locate Technologies (as determined for United States federal income tax purposes). Dividends paid by Locate Technologies are includeable in a U.S. Holder's gross income and are taxable as ordinary income. If a portion of a distribution made by Locate Technologies with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder's adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder's adjusted basis in the common shares; the distribution will constitute capital gain. Dividends received by a corporate U.S. Holder from Locate Technologies will not be eligible for the dividends received deduction.

For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Locate Technologies generally will constitute "passive income," or in the case of certain U.S. Holders, "financial services income." The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors. Prospective investors are urged to consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder's gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes. This gain or loss will be from sources within the United States for United States foreign tax credit purposes.

Dispositions

Subject to the discussion of "Special Tax Provisions" immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the "amount realized") and the U.S. Holder's adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder's gain or loss will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates. Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares will be treated as derived from U.S. sources for United States foreign tax credit purposes.

The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S.

Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition. The amount that a corporate U.S. Holder may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carry back year.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to distributions made by Locate Technologies to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder's distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules may be claimed by a U.S. Holder as a credit against the U.S. Holder's United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.

Special Tax Provisions

Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock. A foreign corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is "passive income;" or

*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of the gross income and gross assets of Locate Technologies, Locate Technologies does not believe that it currently is a PFIC, nor does Locate Technologies anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by Locate Technologies on an annual basis and PFIC status depends upon the composition of Locate Technologies' income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that Locate Technologies will not be considered a PFIC for any taxable year. We are unable to obtain an opinion of counsel at this time regarding PFIC status because the opinion of counsel is dependent upon the existing facts at the time the opinion is obtained. Upon filing our audited financial statements for the period ending December 31, 2006, we will file a post-effective amendment to this registration statement should it be determined that Locate Technologies Inc. is a PFIC. Further, no ruling will be sought from the Internal Revenue Service, regarding the characterization of Locate Technologies as a PFIC for United States federal income tax purposes.

If Locate Technologies is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if Locate Technologies is treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat Locate Technologies as a "qualified electing fund" (a "QEF") with respect to the electing U.S. Holder. A QEF election should be made on or before the due date for filing the electing U.S. Holder's United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and Locate Technologies is treated as a PFIC.

If a timely QEF election is made, whether or not distributed by Locate Technologies, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of the ordinary earnings of Locate Technologies, and (b) as long-term capital gain, a pro-rata share of the net capital gain of Locate Technologies. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that Locate Technologies incurs a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing the ordinary earnings and net capital gain of Locate Technologies in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

If Locate Technologies is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, Locate Technologies will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

A U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that Locate Technologies is treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called "interest charge" method. Under the interest charge regime:

*

any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder's holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder's holding period for the PFIC stock;

*

the portion of the gain or distribution that is allocable to prior taxable years, other than any year before Locate Technologies became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*

an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Locate Technologies became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if Locate Technologies is treated as a PFIC for any taxable year, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

As an alternative to the QEF election, a U.S. Holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange". Under applicable Treasury Regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Locate Technologies cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

If a valid mark-to-market election is made, the electing U.S. Holder would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder's adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

Foreign Personal Holding Company

U.S. persons owning, directly or indirectly (on the last day of the corporation's taxable year), shares of a foreign corporation that is a "foreign personal holding company" ("FPHC") are required to include in their gross income a pro rata share of the FPHC's "foreign personal holding company income" that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned

(directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of "foreign personal holding company income." "Foreign personal holding company income" includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, Locate Technologies does not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. Locate Technologies does not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause Locate Technologies to become a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is our counsel's opinion of material Canadian federal income tax considerations applicable to the holders of common shares acquired pursuant to this offering who at all relevant times hold such common shares as capital property, deal at arm's length with Locate Technologies, and are not affiliated with Locate Technologies, all within the meaning of the Income Tax Act (Canada) (the "Canadian Tax Act"). Our counsel is Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201. The common shares will be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as "mark-to-market property" for purposes of the Canadian Tax Act. Shareholders who will not hold their Locate Technologies common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain "financial institutions," as defined in the Canadian Tax Act, of the "mark-to-market" rules.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

Holders Resident in Canada

The following section of this summary applies to a holder of Locate Technologies common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a "Canadian holder"). A Canadian holder whose Locate Technologies common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder on Locate Technologies common shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends received by a corporation on Locate Technologies common shares must be included in computing the corporation's income but will be deductible in computing its taxable income. A "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on Locate Technologies common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares

A disposition or deemed disposition of Locate Technologies common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an " allowable capital loss") realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Holders Not Resident In Canada

The following portion of the summary is applicable to a Locate Technologies shareholder:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;

*	who does not use or hold (and will not use or hold) and is not deemed to use or hold Locate Technologies common shares in, or in the course of, carrying on a business in Canada; and

*

to whom the Locate Technologies common shares do not constitute " taxable Canadian property" for purposes of the Canadian Tax Act (referred to in this summary as a "Non-Resident Shareholder"). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

Locate Technologies common shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange and the Nasdaq National Market) at that time, and the holder, persons with whom the holder does not deal at arm's length, or the holder together with all such persons has not owned 25% or more of the issued shares of any class or series in the capital of Locate Technologies at any time during the 60-month period that ends at the particular time. For this purpose, it is the position of the Canada Revenue Agency that holders of an interest in or option to acquire Locate Technologies common shares will be considered to hold the common shares to which such interest or option relates. Common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Canadian Tax Act.

Taxation of Dividends

Dividends on Locate Technologies common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on Locate Technologies common shares will be subject to Canadian withholding tax at the rate of 15%.

Disposition of Common Shares

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Locate Technologies common shares.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

As described below, no common shares outstanding immediately before this offering will be available for sale in the United States immediately after this offering as a result of various contractual restrictions on resale. Sales of substantial amounts of our common shares in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 11,822,463 outstanding common shares. Of these common shares, the 500,000 common shares offered for sale will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

Of the remaining 11,322,463 common shares, 3,151,171 common shares were offered and sold outside the United States to non-U.S. persons who are not our affiliates, 8,171,292 common shares are held by our affiliates and no common shares held by existing shareholders are restricted securities. Common shares held by our affiliates and restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

As a result of the lockup agreements, which are described below, and the provisions of Rules 144, 144(k) and 701 described below, these shares will be available for sale in the U.S. public market as follows:

*	no common shares may be sold on or before 180 days from the date of this prospectus;

*

common shares were offered and sold outside the United States to non-U.S. persons who are not affiliates of Locate Technologies and may be eligible to be resold freely in the United States upon expiration or waiver of the lockup agreement with the underwriters; and

Rule 144.

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 140,440 shares immediately after this offering, or

*

the average weekly trading volume of our common shares in the public market during the four calendar weeks immediately before the sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Rule 144(k).

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, $500,000 all or nothing basis. Subject to receipt of $500,000, the funds received from subscribers will be used by us as set forth in the Use of Proceeds section of this prospectus.

Funds from this offering will be placed in a separate bank account at Canadian Western Bank, 2142 99th Street, Edmonton, Alberta, Canada T6N 1L2. Its telephone number is (780) 988-8607. The funds will be maintained in the separate bank until we receive $500,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. If we have not sold the 500,000 shares and raised the $500,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise the $500,000 within the 270 day period referred to above. Any interest earned on funds you use to purchase the shares will be retained by us even if we return the funds to you. We reserve the right to terminate the offering at any time in our sole discretion. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 day period. Collected funds are deemed funds that have been paid by the drawee bank. Lorne Drever, one of our officers and directors, will make the determination regarding whether the offering conditions are satisfied. There are no finders fees involved in our distribution.

Our officers, directors, and affiliates will not purchase shares in this offering.

We will sell the shares in this offering through Ken Smelquist, one of our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ken Smelquist is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He is not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "LOCATE TECHNOLOGIES INC."

Events that would terminate the offering

The following material events would cause us to terminate the offering and would cause us to return the subscription price to you:

1.	An extension of the offering period beyond the disclosed time frame.

2.	A change in the offering price.

3.	A change in the 500,000 share threshold requirement

4.	A change to allow sales to affiliates in order to meet the 500,000 share threshold.

5.	A change in the application of the proceeds.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber,

without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

This offering is being made concurrently in the United States and in the Qualifying Provinces. The common shares will be offered in the United States through the officers and directors directly.

Prior to this offering, there has been no public market for the shares. The initial public offering price of $1.00 was determined by our board of directors. The board of directors considered one factor in determining of the offering price for the 500,000 shares of common stock. That factor was what the board of directors believed a buyer would be willing to pay for the shares of common stock. The board unanimously agreed that the price would be $1.00.

Sales by Selling Shareholders

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, however, selling securityholders may not sell their shares other than at the fixed $1.00 per share until such time as the shares are traded on a market such as the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares of common stock will ever trade on a market.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
-	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale; and
-	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We will keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the common shares offered by this prospectus and certain tax matters will be passed upon for us by Conrad C. Lysiak, Attorney and Counselor at Law, 601 West First Avenue, Suite 903, Spokane, Washington, our United States counsel.

EXPERTS

Our financial statements as at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been included in this prospectus in reliance upon the report of Manning Elliott LLP, Independent Registered Public Accounting Firm, 1050 West Pender Street, Vancouver, British Columbia, Canada, V6E 3S7, independent chartered accountants, upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$1,200
NASD filing fee	$0
Blue Sky fees and expenses	$2,000
Attorneys' fees and expenses	$35,000
Accountants' fees and expenses	$32,000
Transfer Agent' s and Registrar' s fees and expenses	$2,000
Printing and engraving fees	$2,000
Miscellaneous	$800
Total	$75,000

Locate Technologies, Inc.
Balance Sheets
(Expressed in Canadian Dollars)
(unaudited)

	September 30,	December 31,
	2006 $	2005 $

ASSETS

Current Assets
Accounts receivable	-	19,209
Inventory	110,231	127,123
Other current assets	150	6,500
Total Current Assets	110,381	152,832

Property and Equipment (Note 3)	17,174	22,804

Deferred Financing Costs (Note 4)	30,096	30,096
Total Assets	157,651	205,732

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Bank indebtedness	3,503	1,498
Accounts payable	118,120	175,671
Accrued liabilities	1,400	40,000
Notes payable (Note 5)	80,000	-
Other current liabilities	-	8,166
Due to related parties (Note 6)	601,478	481,203
Total Liabilities	804,501	706,538

Contingencies and Commitments (Notes 1 and 8)

STOCKHOLDERS' DEFICIT

Common stock: Unlimited number authorized with no par value;
11,322,463 issued and outstanding, respectively	2,110,199	2,110,199

Common stock subscribed	16,500	16,500

Donated capital	213,902	213,902

Deficit	(2,987,451)	(2,841,407)

Total Stockholders' Deficit	(646,850)	(500,806)

Total Liabilities and Stockholders' Deficit	157,651	205,732

Locate Technologies, Inc.
Statements of Operations
(Expressed in Canadian Dollars)
(unaudited)

	Nine Months Ended September 30,
	2006	2005
	$	$

Revenues	344,627	624,258

Cost of Sales	98,966	164,517
Gross Margin	245,661	459,741

Operating Expenses
Selling, general and administrative (Schedule)	348,051	462,169
Research and development	-	124,938
Amortization	5,630	5,291

Total Operating Expenses	353,681	592,398

Loss From Operations	(108,020)	(132,657)

Other Expenses
Interest expense	38,024	4,654
Net Loss	(146,044)	(137,311)

Net Loss Per Share - Basic and Diluted	(0.01)	(0.01)

Weighted Average Shares Outstanding	11,322,000	11,322,000

Locate Technologies, Inc.
Statements of Cash Flows
(Expressed in Canadian Dollars)
(unaudited)

	Nine Months Ended September 30,
	2006	2005
	$	$

Operating Activities

Net loss for the period	(146,044)	(137,311)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization	5,630	5,291
Loss on disposal of assets	-	2,507

Change in operating assets and liabilities
Accounts receivable	19,209	99,781
Inventory	16,892	(26,392)
Other current assets	6,350	(3,750)
Accounts payable and accrued liabilities	(96,151)	3,981
Other current liabilities	(8,166)	(20,457)
Advances from related company	120,275	127,038

Net Cash Provided by (Used in) Operating Activities	(82,005)	50,688

Financing Activities
Bank indebtedness	2,005	4,461
Proceeds from notes payable	80,000	-
Repayment of note payable		(82,207)

Net Cash Flows Provided by (Used in) Financing Activities	82,005	(77,746)

Decrease in Cash	-	(27,058)

Cash, Beginning of Period	-	27,058

Cash, End of Period	-	-

Supplemental Disclosures
Interest paid	38,024	4,654
Income taxes paid	-	-

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

1.	Nature of Operations and Continuance of Business

Locate Technologies, Inc. (" the Company" ) was incorporated under the Business Corporations Act in the Province of Alberta on May 30, 2000 and commenced operations on January 1, 2001. The Company is based in Edmonton, Alberta, Canada and provides proprietary wireless internet solutions to various automatic meter reading (AMR) markets. The Company' s AMR solution employs specialized hardware and software that has residential and commercial applications.

As at September 30, 2006, the Company has an accumulated deficit of $2,987,451 and a working capital deficiency of $694,120. The Company plans to generate sufficient cash flow from sales to meet its long-term requirements; however, the Company needs additional financing to carry out its business plan. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to the Company. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that may be required should the Company be unable to continue as a going concern.

The Company is in the process of filing an amended F-1 Registration Statement (" F-1" ) with the United States Securities and Exchange Commission to register 11,322,463 shares of common stock for resale by existing shareholders of the Company and to offer up to 500,000 new common shares at a price of $1.00 per share for proceeds of up to $500,000.

2.	Summary of Significant Accounting Principles

	a)	Basis of Presentation

These financial statements and notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in Canadian dollars. The Company' s year end is December 31.

	b)	Interim Financial Statements

These interim unaudited financial statements for the period ended September 30, 2006 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company' s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

	c)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant estimates have been applied include the recoverability of property and equipment. Actual results could differ from those estimates.

	e)	Inventory
Inventory consists primarily of hardware components and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

2.	Summary of Significant Accounting Principles (continued)

	f)	Property and Equipment

Property and equipment is recorded at cost and amortized using the declining balance method. Half amortization is taken in the year of acquisition and none in the year of disposal. The annual amortization rates are as follows:

Furniture and fixtures	20%
Computer equipment	30%
Computer software	100%
Shop equipment	20%

Amortization of leasehold improvements is recorded on a straight-line basis over the remaining term of the lease plus the first renewal option, being a total term of six and one-half years.

g)	Research and Development Costs

Research and development costs related to the enhancement of existing modems and computer products are charged to operations as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized product development costs during the respective periods. For the nine months ended September 30, 2006, the Company has not incurred any research and development costs.

h)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (" SFAS 128" ). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The Company has no dilutive potential shares.

i)	Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured. Revenue is recorded when the product has been shipped.

The Company will recognize revenue from licensing its products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101. Revenue from licensing its products is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection of the resulting receivable is probable, and returns can be reasonably estimated. The Company does not provide maintenance or service on the sale of its products. This policy is prospective in nature as the Company has not generated any licensing revenues.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

2.	Summary of Significant Accounting Principles (continued)

	j)	Allowance for Bad Debts

The Company continually monitors timely payments and assesses any collection issues. The allowance for its bad debts is based on the Company' s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

	k)	Comprehensive Income

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no items that represent comprehensive income for any of the periods presented and, therefore, has not included a schedule of comprehensive income in these financial statements.

	l)	Long-Lived Assets

In accordance with SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment losses when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	m)	Foreign Currency

The Company' s functional and reporting currency is the Canadian dollar. Foreign currency transactions and balances are translated in accordance with SFAS, No. 52 " Foreign Currency Translation" .. Transactions undertaken in a currency other than the Canadian dollar are remeasured into Canadian dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Gains and losses arising on remeasurement or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	n)	Concentrations

Financial instruments consist of accounts receivable, accounts payable and accrued liabilities, bank overdraft, notes payable and advances due and from related parties. The fair values of these financial instruments were estimated to approximate their carrying values due to their immediate or short-term maturity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company' s products are primarily sold to utility companies located throughout North America. For the nine month periods ended September 30, 2006 and 2005, sales to a single customer represented approximately 76%, and 77% of total revenues, respectively.

	o)	Income taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 " Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

2.	Summary of Significant Accounting Principles (continued)

	p)	Advertising
The Company charges to operations the costs of advertising as incurred. The Company did not incur any significant advertising costs for the nine month periods ended September 30, 2006 and 2005.

	q)	Share Issuance Costs
Costs incurred in connection with raising equity capital and shares are initially capitalized until the equity is issued and then deducted from proceeds when received.

	r)	Shipping and Handling Costs
The Company' s shipping and handling costs are included in cost of sales.

	s)	Stock-based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees" using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company' s employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R " Share Based Payments" , using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company' s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

	t)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, " Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" . This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, " Fair Value Measurements" . The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

2.	Summary of Significant Accounting Principles (continued)

	t)	Recent Accounting Pronouncements (continued)

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Integration No. 48, " Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In February, 2006, the Financial Accounting Standards Board (" FASB" ) issued SFAS No. 155 " Accounting for Certain Hybrid Financial Instruments" and in March 2006, the FASB issued SFAS No. 156 " Accounting for Servicing of Financial Assets" , but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company' s operations and financial position have not been disclosed.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, " Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3" . SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

3.	Inventory

	September 30, 2006 $	December 31, 2005 $

Raw materials	102,430	105,989
Work-in-process	7,641	21,134
Finished goods	160	-
	110,231	127,123

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

4.	Property and Equipment

	Cost $	Accumulated Amortization $	September 30, 2006 Net Book Value $	December 31, 2005 Net Book Value $

Furniture and fixtures	6,341	4,228	2,113	2,486
Leasehold improvements	20,446	16,512	3,934	6,295
Computer equipment	24,385	16,233	8,152	10,523
Computer software	3,130	3,130	-	-
Shop equipment	7,500	5,525	2,975	3,500
	61,802	44,628	17,174	22,804

5.	Deferred Financing Costs

The Company paid $30,096 for professional fees relating to the preparation of a Registration Statement which was filed with the United States Securities and Exchange Commission to register and offer for sale 500,000 common shares at $1 per share. These costs will be deducted from proceeds when received. The Registration Statement has not been declared effective.

6.	Notes Payable

On September 15, 2006, the Company issued a promissory note to a financial services lending company in exchange for cash proceeds of $80,000. The note is unsecured, and due on November 15, 2006. Interest and loan fees of $5,600 will be payable in two equal instalments due on October 15, 2006 (paid) and November 15, 2006 (paid).

7.	Related Party Transactions/Balances

a)

During the nine month period ended September 30, 2006, the Company paid management fees of $50,000 to a company controlled by a shareholder and director of the Company (December 31, 2005: $100,000). The related company owns 5,000,000 common shares, or approximately 44%, of the Company. The Company also has a Management Agreement with this related company (see Note 8(a)). The Company owes $576,840 to this related company as of September 30, 2006 (December 31, 2005: $420,241).

	b)	As of September 30, 2006, the Company has an amount owing of $23,049 to the President of the Company (December 31, 2005: $48,002).

c)

The Company has an amount owing of $13,411 from a related company incorporated in Alberta, Canada. At December 31, 2005, the Company was owed $1,641. The President of the Company owns 26% and a shareholder of the Company owns 31% of this related company.

	d)	The Company owes $15,000 (December 31, 2005: $14,601) to companies controlled by a significant shareholder of the Company for inventory, rent and other advances.

	e)	The Company has a property lease agreement with a company controlled by a shareholder (Note 8(b)).

	f)	During the year ended December 31, 2004, the Company received donated services from a related company having a fair value of $213,902.

	g)	During the nine months ended September 30, 2006, sales to a related party of $21,355 (December 31, 2005: $38,841) were recorded as revenue.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian dollars)
(unaudited)

8.	Commitments

a)

The Company has a Management Agreement (the " Agreement') with a related company, owned by the President of the Company. Pursuant to the Agreement, the Company pays a management fee of $100,000 annually, payable in equal monthly instalments on the last day of each month. The Agreement expires on July 31, 2006. Either party may cancel the Agreement within ninety days of the end of the term or any renewal period. As at July 1, 2006, the Company and the related company agreed to cease management fees until such time that the Company receives new cash funding. Missed payments have been forgiven by the related company.

b)

The Company's total contractual obligation for 2006, under a one year property lease agreement, exclusive of occupancy costs, is $18,000. The Company incurred total rent expense of $18,000 for the nine months ended September 30, 2006 (for the year ended December 31, 2005: $18,000; December 31,2004: $18,000)

9.	Notes Payable

Subsequent to September 30, 2006, the Company made repayments of interest and principal balances on its' promissory note as disclosed in Note 6. On October 15 and November 24, 2006, the Company made payments of $2,800 each for interest and loan fees relating to the promissory note. On December 15, 2006, the Company made payment of $82,000, consisting of $80,000 for the repayment of the principal portion of the promissory note, and $2,800 for additional interest and loan fees for the delinquent settlement of the promissory note.

Locate Technologies, Inc.
Schedule of Selling, General and Administrative Expenses
(Expressed in Canadian Dollars)
(unaudited)

	September 30,
	2006 $	2005 $

Selling, General and Administrative

Advertising and promotion	63,759	59,794
Contract service	10,079	68,143
Interest and bank charges	978	1,058
Loss on foreign exchange	516	14,910
Management fees	50,000	75,000
Office and administration	15,552	26,507
Professional fees	80,937	54,836
Rent and utilities	26,713	24,654
Salaries and related benefits	84,226	115,487
Travel	15,291	21,780
Total Selling, General and Administrative Expenses	348,051	462,169

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Locate Technologies, Inc.

We have audited the accompanying balance sheets of Locate Technologies, Inc. as of December 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders' deficit for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Locate Technologies, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not attained profitable operations since inception and has a working capital deficit. These factors raise substantial doubt about the Company' s ability to continue as a going concern. Management' s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
April 1, 2006

Locate Technologies, Inc.
Balance Sheets
(Expressed in Canadian Dollars)

	December 31,
	2005 $	2004 $

ASSETS

Current Assets
Cash	-	27,058
Accounts receivable	19,209	156,764
Inventory	127,123	88,769
Other current assets	6,500	-

Total Current Assets	152,832	272,591

Property and Equipment (Note 3)	22,804	24,676

Deferred Financing Costs (Note 4)	30,096	30,096

Total Assets	205,732	327,363

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Bank indebtedness	1,498	-
Accounts payable	175,671	158,431
Accrued liabilities	40,000	16,001
Notes payable (Note 6)	-	140,000
Other current liabilities	8,166	20,457
Due to related parties (Note 5)	481,203	236,183
Total Liabilities	706,538	571,072

Contingencies and Commitments (Notes 1 and 8)

STOCKHOLDERS' DEFICIT

Common stock: Unlimited number authorized with no par value;
11,322,463 issued and outstanding, respectively	2,110,199	2,110,199

Common stock subscribed	16,500	16,500

Donated capital (Note 5(f))	213,902	213,902

Deficit	(2,841,407)	(2,584,310)

Total Stockholders' Deficit	(500,806)	(243,709)

Total Liabilities and Stockholders' Deficit	205,732	327,363

(The accompanying notes are an integral part of the financial statement)

Locate Technologies, Inc.
Statements of Operations
(Expressed in Canadian Dollars)

	Years Ended December 31,
	2005	2004	2003
	$	$	$

Revenues	778,533	474,167	135,964

Cost of Sales	223,031	228,736	77,582
Gross Margin	555,502	245,431	58,382

Operating Expenses
Selling, general and administrative (Schedule)	532,748	408,952	467,597
Research and development	236,420	194,844	195,074
Amortization	7,122	10,505	14,124

Total Operating Expenses	776,290	614,301	676,795

Loss From Operations	(220,788)	(368,870)	(618,413)

Other Expenses
Interest expense	(36,309)	(14,036)	(2,282)
Loss on disposal of assets	-	(6,509)	-

Net Loss	(257,097)	(389,415)	(620,695)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.03)	$(0.06)

Weighted Average Shares Outstanding	11,322,000	11,350,000	10,085,000

(The accompanying notes are an integral part of the financial statement)

Locate Technologies, Inc.
Statements of Cash Flows
(Expressed in Canadian Dollars)

	Years Ended December 31,
	2005	2004	2003
	$	$	$

Operating Activities
Net loss	(257,097)	(389,415)	(620,695)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	7,122	10,505	14,124
Loss on disposal of assets	-	6,509	-
Donated salaries and benefits	-	213,902	-

Change in operating assets and liabilities
(Increase) decrease in accounts receivable	137,555	(156,764)	6,077
(Increase) in inventory	(38,354)	(53,473)	(19,695)
(Increase) decrease in other current assets	(6,500)	6,421	24,549
Increase (decrease) in accounts payable and accrued liabilities	41,239	56,490	(7,354)
Increase (decrease) in other current liabilities	(12,291)	20,457	-
Increase in advances from related company	245,020	207,641	24,414

Net Cash Provided by (Used in) Operating Activities	116,694	(77,727)	(578,580)
Investing Activities
Purchase of property and equipment	(5,250)	(2,960)	(2,170)

Net Cash Flows Used in Investing Activities	(5,250)	(2,960)	(2,170)
Financing Activities
Borrowings from bank	1,498	-	3,039
Repayment of bank indebtedness	-	(28,305)	-
Proceeds from notes payable	-	140,000	-
Repayment of note payable	(140,000)	-	-
Proceeds from common stock subscriptions	-	16,500	-
Proceeds from issuance of common stock	-	-	588,087
Common stock re-purchased and cancelled	-	(20,450)	-
Financing costs - deferred	-	-	(10,376)
Net Cash Flows Provided by (Used in) Financing Activities	(138,502)	107,745	580,750
Change In Cash	(27,058)	27,058	-

Cash, Beginning of Period	27,058	-	-
Cash, End of Period	-	27,058	-
Supplemental Disclosures
Interest paid	39,883	9,933	4,115
Income taxes paid	-	-	-

(The accompanying notes are an integral part of the financial statement)

Locate Technologies, Inc.
Statement of Stockholders' Deficit
(Expressed in Canadian Dollars)

	Common Stock		Common Stock Subscribed		Donated		Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
	#	$	#	$	$	$	$

Balance - December 31, 2002	8,830,483	865,199	1,340,726	670,363	-	(1,574,200)	(38,638)

Issuance of subscribed shares	1,340,726	670,363	(1,340,726)	(670,363)	-	-	-

Issuance of common shares for cash proceeds of $0.50 per share, net of $11,500 of issuance costs	1,203,057	595,087	-	-	-	-	595,087

Net loss for the year	-	-	-	-	-	(620,695)	(620,695)

Balance - December 31, 2003	11,374,266	2,130,649	-	-	-	(2,194,895)	(64,246)

Subscriptions for common shares	-	-	66,000	16,500	-	-	16,500

Common shares re-purchased for $0.39 per share and cancelled	(51,803)	(20,450)	-	-		-	(20,450)

Donated services	-	-	-	-	213,902	-	213,902

Net loss for the year	-	-	-	-	-	(389,415)	(389,415)

Balance - December 31, 2004	11,322,463	2,110,199	66,000	16,500	213,902	(2,584,310)	(243,709)

Net loss for the year	-	-	-	-	-	(257,097)	(257,097)
Balance - December 31, 2005	11,322,463	2,110,199	66,000	16,500	213,902	(2,841,407)	(500,806)

(The accompanying notes are an integral part of the financial statement)

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

1.	Nature of Operations and Continuance

Locate Technologies, Inc. (" the Company" ) was incorporated under the Business Corporations Act in the Province of Alberta on May 30, 2000 and commenced operations on January 1, 2001. The Company is based in Edmonton, Alberta, Canada and provides proprietary wireless internet solutions to various automatic meter reading (AMR) markets. The Company' s AMR solution employs specialized hardware and software that has residential and commercial applications.

The Company has a stockholders' deficit of $530,902 at December 31, 2005 and a working capital deficiency of $553,706. The Company plans to generate sufficient cash flow from sales to meet its long-term requirements; however, the Company needs additional financing to carry out its business plan. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to the Company. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that may be required should the Company be unable to continue as a going concern.

The Company is in the process of filing an amended F-1 Registration Statement (" F-1" ) with the United States Securities and Exchange Commission to register 11,322,463 shares of common stock for resale by existing shareholders of the Company at $1.00 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. Also pursuant to the F-1, the Company plans to offer up to 500,000 common shares at a price of $1.00 per share for maximum proceeds of $500,000 to the Company.

2.	Summary of Significant Accounting Principles

	a)	Basis of Presentation

These financial statements and notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in Canadian dollars. The Company' s year end is December 31.

	b)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant estimates have been applied include the recoverability of property and equipment. Actual results could differ from those estimates.

	d)	Inventory
Inventory consists primarily of hardware components and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

	e)	Property and Equipment

Property and equipment is recorded at cost and amortized using the declining balance method. Half amortization is taken in the year of acquisition and none in the year of disposal. The annual amortization rates are as follows:

Furniture and fixtures	20%
Computer equipment	30%
Computer software	100%
Shop equipment	30%

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	e)	Property and Equipment
Amortization of leasehold improvements is recorded on a straight-line basis over the remaining term of the lease plus the first renewal option, being a total term of six and one-half years.

	f)	Research and Development Costs

Research and development costs related to the enhancement of existing modems and computer products are charged to operations as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized product development costs during the respective periods.

	g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (" SFAS 128" ). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The Company has no dilutive potential shares.

	h)	Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (" SAB 104" ), " Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

The Company will recognize revenue from licensing its products in accordance with AICPA Statement of Position No. 97-2, as amended, " Software Revenue Recognition" and SAB 101. Revenue from licensing its products is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection of the resulting receivable is probable, and returns can be reasonably estimated. The Company does not provide maintenance or service on the sale of its products. This policy is prospective in nature as the Company has not generated any licensing revenues.

	i)	Allowance for Bad Debts

The Company continually monitors timely payments and assesses any collection issues. The allowance for its bad debts is based on the Company' s detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

	j)	Comprehensive Income

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no items that represent comprehensive income for any of the periods presented and, therefore, has not included a schedule of comprehensive income in these financial statements.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	k)	Long-Lived Assets

In accordance with SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment losses when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	l)	Foreign Currency

The Company' s functional and reporting currency is the Canadian dollar. Foreign currency transactions and balances are translated in accordance with SFAS, No. 52 " Foreign Currency Translation" .. Transactions undertaken in a currency other than the Canadian dollar are remeasured into Canadian dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Gains and losses arising on remeasurement or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	m)	Concentrations

Financial instruments consist of accounts receivable, accounts payable and accrued liabilities, bank overdraft, notes payable and advances due and from related parties. The fair values of these financial instruments were estimated to approximate their carrying values due to their immediate or short-term maturity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company' s products are primarily sold to utility companies located throughout North America. For the years ended December 31, 2005, 2004 and 2003, sales to a single customer represented approximately 75%, 54% and 91% of total revenues, respectively.

	n)	Income taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 " Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	o)	Advertising
The Company charges to operations the costs of advertising as incurred. Advertising expense was $6,958, $5,659 and $8,852, for the years ended December 31, 2005, 2004 and 2003, respectively.

	p)	Share Issuance Costs
Costs incurred in connection with raising equity capital and shares are initially capitalized until the equity is issued and then deducted from proceeds when received.

	q)	Shipping and Handling Costs
The Company' s shipping and handling costs are included in cost of sales.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	r)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, " Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3" . SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, " Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29" . The guidance in APB Opinion No. 29, " Accounting for Nonmonetary Transactions" , is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, " Share Based Payment" .. SFAS 123R is a revision of SFAS No. 123 " Accounting for Stock-Based Compensation" , and supersedes APB Opinion No. 25, " Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity' s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (" SAB 107" ) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

3.             Inventory

	December 31, 2005 $	December 31, 2004 $

Raw materials	105,989	85,396
Work-in-process	21,134	3,373
	127,123	88,769

4.             Property and Equipment

	Cost $	Accumulated Amortization $	2005 Net Book Value $	2004 Net Book Value $

Furniture and fixtures	6,341	3,855	2,486	3,070
Leasehold improvements	20,446	14,151	6,295	9,439
Computer equipment	24,385	13,862	10,523	7,847
Computer software	3,130	3,130	-	-
Shop equipment	7,500	4,000	3,500	4,320
	61,802	38,998	22,804	24,676

5.	Deferred Financing Costs

The Company paid $30,096 for professional fees relating to the preparation of a Registration Statement which was filed with the United States Securities and Exchange Commission to register and offer for sale 500,000 common shares at $1 per share. These costs will be deducted from proceeds when received.

6.	Related Party Transactions/Balances

a)

During the year, the Company paid management fees of $100,000 to a company controlled by a shareholder and director of the Company (2004: $100,000; 2003: $139,518). The related company owns 5,000,000 common shares, or approximately 44%, of the Company. The Company has a Management Agreement with this related company (see Note 9(a)). The Company owes $420,241 to this related company as of December 31, 2005 (2004: $132,932).

	b)	The Company owes $48,002 to the President of the Company as of December 31, 2005 (2004: $36,465)

c)

The Company is owed $1,641 from a related company. At December 31, 2004, the Company owed $38,523. The President of the Company owns 26% and a shareholder of the Company owns 31% of this related company.

	d)	During the year ended December 31, 2003, consulting fees of $75,000 were paid to a shareholder of the Company. No consulting fees were paid for during the years ended December 31, 2005 and 2004.

	e)	The Company has a property lease agreement with a company controlled by a shareholder (Note 8(b)).

	f)	During the year ended December 31, 2004, the Company received donated services from a related company having a fair value of $213,902.

	g)	The Company owes $14,601 (2004: $28,263) to companies controlled by a significant shareholder of the Company for inventory and rent.

	h)	During the year ended December 31, 2005, sales to a related party of $38,481 (2004 and 2003: nil) were recorded as revenue.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

7.	Notes Payable
Commencing in December 2004, the Company issued short-term, unsecured promissory notes for cash proceeds. The notes are payable on demand with terms not to exceed 60 days.

	2005 $	2004 $
Promissory note, unsecured, due February 7, 2005 bearing interest and loan fees totalling $5,600	-	80,000

Promissory note, unsecured, due February 16, 2005 bearing interest and loan fees totalling $4,200	-	60,000
	-	140,000

Interest expense of $36,309 (2004: $11,893) was charged to operations.
8.	Common Shares
a)

During the year ended December 31, 2004, the Company repurchased 51,803 common shares for $20,450 and cancelled them. The Company received subscriptions for 66,000 common shares for total proceeds of $16,500. These common shares have not been issued.

b)

During the year ended December 31, 2003, the Company issued 1,203,057 common shares for total proceeds of $595,087, net of issuance costs of $11,500. The Company issued 1,340,726 common shares subscribed for during the year ended December 31, 2002 (see Note (c)).

c)

During the year ended December 31, 2002, the Company received subscriptions for 1,340,726 common shares for total proceeds of $670,363. These common shares were issued during the year ended December 31, 2003.

9.	Commitments
a)

The Company has a Management Agreement (the " Agreement' ) with a related company, owned by the President of the Company. Pursuant to the Agreement the Company pays a management fee of $100,000 annually, payable in equal monthly instalments on the last day of each month. The Agreement expires on July 31, 2006. Either party may cancel the Agreement within ninety days of the end of the term or any renewal period.

b)

The Company' s total contractual obligation for 2006, under a one year property lease agreement, exclusive of occupancy costs, is $18,000. The Company incurred total rent expense of $18,000 (2004: $18,000; 2003: $14,331).

10.	Income Taxes
A reconciliation of the provision (benefit) for income taxes at the federal statutory rate of 35.6% compared to the Company's effective tax rate follows:

2005 $	2004 $	2003 $

Statutory federal provision (benefit) from income taxes	(91,527)	(138,710)	(221,092)

Utilization of tax loss carryforward	-	-	-
Valuation allowance	91,527	138,710	221,092
Provision for income taxes	-	-	-

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The valuation allowance established against the deferred tax assets increased by $76,000 and $250,000 for the years ended December 31, 2005 and 2004, respectively.

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

10.         Income Taxes (continued)

The tax effect of the significant temporary differences that would comprise tax assets and liabilities at year end are as follows:

	2005 $	2004 $
Deferred tax assets:
Property and equipment	18,000	16,000
Operating losses carried forward	889,000	815,000
Total deferred tax assets	907,000	831,000

Valuation allowance	(907,000)	(831,000)
Net deferred tax assets	-	-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable could change materially in the near term based on future taxable income during the carryforward period.

The Company has approximately $2,645,000 of losses available for Canadian income tax purposes to reduce taxable income of future years. The losses expire as follows:

2008	$758,000
2009	$747,000
2010	$565,000
2014	$355,000
2015	$220,000

Locate Technologies, Inc.
Schedule of Selling, General and Administrative Expenses
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)
(unaudited)

	2005 $	2004 $	2003 $

Selling, General and Administrative

Advertising and promotion	78,814	62,972	28,963
Contract service	79,818	23,533	76,352
Interest and bank charges	3,742	1,481	4,129
Loss (gain) on foreign exchange	(10,054)	10,926	(3,824)
Management fees	100,000	100,000	139,518
Office and administration	48,962	31,901	24,298
Professional fees	103,838	72,369	82,358
Rent and utilities	32,266	34,551	22,136
Salaries and related benefits	67,768	53,826	57,912
Travel	27,594	17,393	35,755
Total Selling, General and Administrative Expenses	532,748	408,952	467,597

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Through and including _______________________, 2007 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer' s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

The Articles of Association of Locate Technologies (the "Company") provide that every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Articles of Association further provides that no director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on such person's party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Item 7. Recent Sales of Unregistered Securities

There have been no sales of securities during the last three years with the exception of the sale of 40,000 shares of common stock to The Champion Trust in January 2005. The Champion Trust paid $11,672.00 for the 40,000 shares of common stock. The sale of the shares to The Champion Trust took place outside the United States, did not involve the use of U.S. interstate commerce; was with a non-US person; and, therefore was not subject to the laws of the United States of America.

Item 8. Exhibits

Exhibit No.	Document Description

3.1*	Articles of Incorporation
3.2*	Bylaws
5.1*	Legal Opinion
8.1*	Tax Opinion
10.1*	Contract Management Agreement
10.2*	Employment Agreement
10.3*	Agreement between Optimum Instruments Inc. and Locate Technologies
10.4*	Management Agreement
23.1	Consent of Manning Elliott, Chartered Accountants
23.2	Consent of Conrad C. Lysiak, Legal Counsel
99.1*	Subscription Agreement

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the > > Calculation of Registration Fee' ' table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, on this 31st day of January, 2007.

LOCATE TECHNOLOGIES INC.
Registrant

By:	LORNE DREVER
Lorne Drever
President, Chief Executive Officer, Treasurer, Principal Accounting Officer and Chief Financial Officer and a Member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

LORNE DREVER	President, Chief Executive Officer,	January 31, 2007
Lorne Drever	Treasurer, Principal Accounting Officer, Chief Financial Officer and
A Member of the Board of Directors

KEN SMELQUIST	Vice President of Technology	January 31, 2007
Ken Smelquist